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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bruker Corporation
(Name of Registrant as Specified In Its Charter)

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 BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the board of directors and management of Bruker Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Wednesday, May 20, 2015 at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All Stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

 BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bruker Corporation will be held on Wednesday, May 20, 2015, at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

1.
To elect the Class II nominees for director named in the accompanying proxy statement to hold office until the 2017 Annual Meeting of Stockholders and the Class III nominees for director named in the accompanying proxy statement to hold office until the 2018 Annual Meeting of Stockholders.

2.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

3.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on March 27, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 14, 2015

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2015:

This Proxy Statement and the accompanying Annual Report are available via the Internet at: http://ir.bruker.com

 BRUKER CORPORATION
PROXY STATEMENT

        This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Bruker Corporation (the "Company") for use at the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") to be held on May 20, 2015, at the time and place set forth in the notice of the meeting and at any adjournments thereof. The approximate date on which this proxy statement and form of proxy are first being sent to stockholders is April 14, 2015.

        The holders of a majority in interest of all of the Company's common stock, par value $.01 per share ("Common Stock") issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2015 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters.

        For Proposal No. 1, the candidates for election as Class II and Class III directors at the 2015 Annual Meeting who receive the highest number of affirmative votes will be elected to serve in the respective class. For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015, the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

        Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors.

        If the enclosed proxy card is properly executed and returned, it will be voted in the manner instructed by the stockholder. If a proxy card is properly submitted but contains no instructions, the shares represented thereby will be voted FOR the nominees for director in Proposal No. 1 and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015 in Proposal No. 2. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        If shares are held in the "street name" of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions how to vote such shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as the ratification of accounting firms. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors. These rules apply notwithstanding the fact that shares of the Company's Common Stock are traded on the NASDAQ Global Select Market. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), such shares will be counted for purposes of establishing a quorum to conduct business at the 2015 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of any particular matter has been obtained.

        The Company will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, facsimile and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

        The Company's 2014 Annual Report, including the Company's audited financial statements for the fiscal year ended December 31, 2014, is being mailed to stockholders concurrently with this proxy statement.

        The Company's principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and its telephone number is (978) 663-3660.

RECORD DATE AND VOTING SECURITIES

        Only stockholders of record at the close of business on March 27, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting. On March 27, 2015, the Company had outstanding and entitled to vote 168,870,601 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. will tabulate all votes that are received prior to the date of the 2015 Annual Meeting. The inspector of elections, who will be one of our employees or one of our attorneys, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

CORPORATE INFORMATION

        Bruker Corporation was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS, into which we transferred substantially all of their respective assets and liabilities, except cash. We acquired Bruker Optics Inc. in July 2006 and the Bruker BioSpin group of companies in February 2008. In connection with the Bruker BioSpin acquisition, we changed our name to Bruker Corporation. Our four principal operating segments are Bruker BioSpin, Bruker CALID, Bruker Nano and Bruker Energy & Supercon Technologies, or BEST.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The first proposal on the agenda for the 2015 Annual Meeting is the election of Marc A. Kastner and Gilles J. Martin to serve as Class II directors for a two-year term beginning at the 2015 Annual Meeting and ending at our 2017 Annual Meeting of Stockholders or until a successor has been duly elected and qualified and the election of Richard D. Kniss, Joerg C. Laukien, William A. Linton and Chris van Ingen to serve as Class III directors for a three-year term beginning at the 2015 Annual Meeting and ending at our 2018 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently ten members of our board of directors, consisting of four Class I directors serving terms expiring at the Company's Annual Meeting of Stockholders in 2016, one Class II director serving a term expiring at the Company's Annual Meeting of Stockholders in 2017 and five Class III directors serving terms expiring at the Company's Annual Meeting of Stockholders in 2015. There is currently one vacancy within the class of Class II directors.

        Effective as of the 2015 Annual Meeting, in conjunction with the expiration of the terms of the five current Class III directors, the classes will be adjusted to consist of four Class I directors, three

Class II directors and four Class III directors, leaving an additional vacancy within the class of Class II directors. At the 2015 Annual Meeting, four nominees will be elected as Class III directors to serve for terms expiring at the 2018 Annual Meeting of Stockholders. Additionally, although our bylaws provide that vacancies may remain unfilled or may be filled by a majority vote of the directors then in office, two nominees will be elected as Class II directors to serve for terms expiring at the 2017 Annual Meeting of Stockholders to fill the two vacancies in the class of Class II directors.

        Marc A. Kastner, one of the nominees for Class II director, previously served as a director of the Company from February 2013 to the expiration of his term in May 2014. Dr. Kastner was not nominated for election to an additional term at the Company's 2014 Annual Meeting of Stockholders because at that time his appointment to serve as Director of the Office of Science of the U.S. Department of Energy was awaiting confirmation by the United States Senate. Having not yet received Senate confirmation, Dr. Kastner withdrew his name from consideration in early 2015, thus making him again eligible for service on our board of directors. Gilles J. Martin, the other nominee for Class II director, is currently serving as a Class III director. Each of the nominees for Class III director, Richard D. Kniss, Joerg C. Laukien, William A. Linton and Chris van Ingen, is currently serving as a Class III director. All nominees were unanimously approved by our board of directors, including unanimous approval by our independent directors, upon the unanimous recommendation of the Nominating Committee, which is comprised of three independent directors.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees for the office of director. If any such nominee is unwilling or unable to serve as a nominee for the office of director at the time of the 2015 Annual Meeting, the proxies may be voted for a substitute nominee who shall be designated by the present board of directors to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class II or Class III, as applicable. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        The Board of Directors recommends a vote FOR the election of Marc A. Kastner and Gilles J. Martin to serve as Class II directors and FOR the election of Richard D. Kniss, Joerg C. Laukien, William A. Linton and Chris van Ingen to serve as Class III directors.

Certain Information Regarding Directors and Nominees

        The biographies of the nominee and each of our continuing directors below contain information regarding each person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director of the Company.

Nominees for Election to a Two-Year Term Expiring at the 2017 Annual Meeting

Marc A. Kastner, Ph.D.	Age 69	Director from February 2013 to May 2014

Dr. Kastner currently serves as President of the Science Philanthropy Alliance, whose goal is to increase private funding for fundamental research. He is on leave as Donner Professor of Science at Massachusetts Institute of Technology ("MIT"), a position he has held since 1989. Since joining the MIT Department of Physics in 1973, Dr. Kastner has served in a variety of senior faculty and leadership roles at MIT, including as Dean of the MIT School of Science from July 2007 to December 2014, Head of the MIT Department of Physics from 1998 to 2007, Director of MIT's Center for Materials Science and Engineering from 1993 to 1998 and as Associate Director of MIT's Consortium for Superconducting Electronics from 1989 to 1992. Dr. Kastner previously served a term on the Company's board of directors from February 2013 to May 2014. Dr. Kastner has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Kastner holds a Ph.D. in Physics from the University of Chicago. Dr. Kastner brings to the board significant expertise in recent and emerging scientific, technological and research funding trends, as well as in academic and government research markets, from which the Company derives approximately half of its revenues today. Moreover, Dr. Kastner has extensive organizational and management experience in non-profit institutions and insights into U.S. government research management and priorities.
Gilles J. Martin, Ph.D.	Age 51	Director Since 2014

Dr. Martin is Chairman and Chief Executive Officer of the Eurofins Scientific Group, a Luxembourg-based international life sciences company with approximately 15,000 employees in laboratories located in 35 countries. The Eurofins Scientific Group provides a range of analytical testing services to clients across multiple industries. Dr. Martin is also a director of Eurofins Scientific SE, Analytical Bioventures SCA and certain of their affiliates. Dr. Martin founded the original Eurofins Scientific Nantes food authenticity laboratory in 1988 and is a past President of the French Association of private analytical laboratories, or APROLAB, and the North American Technical Committee for Juice and Juice Products. Dr. Martin holds a Ph.D. in Statistics and Applied Mathematics from Ecole Centrale, Paris, and a Master of Science from Syracuse University. As Chairman and Chief Executive Officer of Eurofins Scientific, the largest group of independent food testing laboratories in the world, Dr. Martin is and has been involved throughout his career with many generations of analytical instruments and their suppliers. Dr. Martin brings extensive international business and management experience in the life-science and analytical testing industries to the board, including specialized expertise in the environmental testing, food safety analysis and pharmaceutical clinical research markets. Dr. Martin also brings an entrepreneurial perspective to the board.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting
Richard D. Kniss	Age 74	Director Since 2003

Mr. Kniss joined the Company's board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS, having served on the Bruker AXS board of directors since June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. From 2004 to 2008, Mr. Kniss served as chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company acquired by BioMerieux. Mr. Kniss holds a B.S. from Brown University and a M.B.A. from Stanford University. Mr. Kniss has a strong executive background in the life sciences and analytical instruments industries, as well as experience in corporate governance and public company executive compensation matters. Mr. Kniss is the chairman of the Company's Compensation Committee.
Joerg C. Laukien	Age 61	Director Since 2005

Mr. Joerg Laukien has served as Executive Chairman of Bruker BioSpin Corporation since 2010. Until December 2013, Joerg Laukien was a Managing Director of Bruker BioSpin MRI GmbH since 1997 and a Managing Director of Bruker BioSpin GmbH since 2011, each of which are subsidiaries of Bruker. Mr. Joerg Laukien also served as Managing Director of Bruker Elektronik GmbH from 1991 until its merger with Bruker BioSpin GmbH in 2010, as a director and President of Bruker BioSpin MRI, Inc. from 1997 to 2010 and as a director of Bruker Energy & Supercon Technologies, Inc. from 2008 to March 2013. Joerg Laukien is the brother of Dr. Frank H. Laukien, the Chairman, President and Chief Executive Officer of the Company. Joerg Laukien serves as a member of the regional advisory council of Deutsche Bank AG in Germany. He holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany. Joerg Laukien brings extensive executive experience within the Company to the board, as well as experience in financial and strategic planning. Mr. Joerg Laukien serves on the Company's BEST Special Committee.
William A. Linton	Age 67	Director Since 2000

Dr. Linton serves as the lead director of our board of directors. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Dr. Linton performs the usual responsibilities of a lead director including acting as a liaison between management and the board of directors. Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation, Madison, Wisconsin, a privately held life science supply company founded by Dr. Linton. Dr. Linton received a B.S. degree from University of California, Berkeley in 1970 and an honorary Ph.D. from Hannam University (Korea) in 2004. Dr. Linton has been a director of the Wisconsin Technology Council since 2001 and also serves as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, and Heffter Research Institute, a non-profit medical research organization, and is President of the BioPharmaceutical Technology Center Institute. Dr. Linton brings to the board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and public company executive compensation matters. In addition to serving as lead director, Dr. Linton serves on the Company's Nominating Committee.

Chris van Ingen	Age 68	Director Since 2012

Chris van Ingen has served as an advisor to various life sciences and analytical technology companies since 2007, including Bruker and certain of its subsidiaries from 2008 until 2011. Mr. van Ingen also served as a director of Bruker Energy & Supercon Technologies, Inc. from 2009 until April 2013, including as chairman of the board of directors and member of the Compensation Committee from 2010 to March 2013. From 2001 until October 2007, he was President of the Life Sciences and Chemical Analysis Group at Agilent Technologies, Inc. Prior to joining Agilent, Mr. van Ingen was Vice President of Sales and Marketing at Hewlett Packard's Chemical Analysis Group and held other senior management positions at Hewlett Packard's Avondale Division and Netherlands Country Operation. Mr. van Ingen currently serves on the board of directors and as chairman of the Compensation Committee of Promega Corporation and on the board of directors of Trinean N.V. He previously served as a director of Alpha Innotech, Inc. from June 2009 to October 2009 and on the board of directors and Audit Committee of Symyx Technologies, Inc. from February 2008 until its merger with Accelrys in July 2010. Mr. van Ingen also served on the board of directors and Audit Committee of Accelrys, Inc. from July 2010 to December 2012 and as chairman of the board of directors and Audit Committee from January 2012 to April 2014. Mr. van Ingen holds a B.S. degree in analytical chemistry. Mr. van Ingen brings to the board financial, sales and marketing, and general management experience in the analytical and life sciences industries, as well as significant experience in corporate governance, strategic planning and public company compensation matters. Mr. van Ingen serves on the Company's Audit Committee and is Chairman of the Company's BEST Special Committee.
Directors Continuing in Office until the 2016 Annual Meeting
Wolf-Dieter Emmerich, Ph.D.	Age 75	Director Since 2007

Dr. Emmerich currently serves as a consultant to Erich Netzsch Holding, the parent company of Netzsch Instruments, a developer and manufacturer of high-precision instruments for thermal analysis and thermophysical properties measurement headquartered in Selb, Germany. Netzsch's products are employed in research and quality control in a range of industrial applications. Dr. Emmerich joined Netzsch Instruments Ltd. in 1970. Dr. Emmerich assumed worldwide responsibility for the Analyzing and Testing business unit in 1980 and was appointed to serve on the Executive Board of the Netzsch Group in 1995. He served the Netzsch Group in a variety of capacities until his retirement in 2005. Dr. Emmerich served as a director, chairman of the Compensation Committee and member of the Audit Committee of Bruker Energy & Supercon Technologies, Inc. from 2010 until April 2013. Dr. Emmerich currently serves on the board of the Bayreuth University Society and as a member of the advisory boards of Linn High Therm GmbH and Sommer GmbH &Co. KG. Dr. Emmerich holds a Physicist degree and a Ph.D. in physics from the University of Erlangen-Nuremberg. Dr. Emmerich brings scientific and technical expertise to the board, as well as extensive international business and management experience in the life-science and analytical tools industries. Dr. Emmerich serves on the Company's Compensation and Nominating Committees.

Brenda J. Furlong	Age 67	Director Since 2007

From July 2003 to August 2006, Ms. Furlong served as Managing Director and Head of Fixed Income of Columbia Management Group, the primary investment management division of Bank of America Corporation. Prior to joining Columbia Management, Ms. Furlong was with The Hartford Financial Services Group, where she served as Chief Investment Officer and was President of Hartford Investment Management Company from October 1999 to November 2001, and also served as Senior Vice President—Capital Planning & Development from November 1996 to September 1999. From 1979 to December 1995, Ms. Furlong was with ITT Sheraton Corporation, where, from May 1988 to December 1995, she served as Vice President and Treasurer. Ms. Furlong served as a director and chair of the Audit Committee of Bruker Energy & Supercon Technologies, Inc. from 2009 until April 2013. Ms. Furlong was a director of Zoo New England from November 2010 to July 2014 serving as its Vice Chair. From November 2011 to October 2013, Ms. Furlong served a director of Aviva USA Corporation, Aviva Life and Annuity Company and Aviva Life and Annuity Company of New York. Ms. Furlong holds a M.B.A. from Northeastern University, a M.A. in international studies from American University and a B.A. in political science and sociology from Whittier College. Ms. Furlong brings to the board extensive experience in corporate finance, financial analysis and strategic planning. Ms. Furlong is a financial expert and the chairperson of the Company's Audit Committee.
Frank H. Laukien, Ph.D.	Age 55	Director Since 1991

Dr. Frank H. Laukien has been the Chairman, President and Chief Executive Officer of the Company since February 1991 and is the Company's largest shareholder. Dr. Frank Laukien also serves as a director of various subsidiaries of the Company. He served as executive chairman of the former public company Bruker AXS Inc. and its predecessor companies from August 2002 until the merger of Bruker Daltonics Inc. and Bruker AXS Inc. in July 2003. In addition, from October 1997 to August 2002, he served as the Chairman of the Board of Directors and, from October 1997 to March 2000, as the Chief Executive Officer, of Bruker AXS Inc. Until February 2010, Dr. Laukien also served as Co-Chief Executive Officer of the Bruker BioSpin Group. Dr. Frank Laukien is the brother of Joerg C. Laukien, a director of the Company and Executive Chairman of Bruker BioSpin Corporation. Dr. Frank Laukien served as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, for several terms in the last ten years, and was ALDA Chairman from 2002 to 2003. Dr. Frank Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. Dr. Laukien was a member of the Dean's Advisory Committee of the MIT School of Science until 2014, and served as a Trustee of the Rivers School in Weston, Massachusetts from 2006 to mid-2013. As the Company's largest shareholder and based on his long history of leading the growth of the Company, he brings to the board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of the Company's operations. He also provides extensive executive experience in organizational management, strategic planning, finance and global business development, the life-science tools markets, as well as the scientific and technical background required for a deep understanding of the Company's key technologies and industry dynamics. Dr. Frank Laukien serves on the Company's BEST Special Committee.

Richard A. Packer	Age 57	Director Since 2007

Since November 1999, Mr. Packer has been the Chief Executive Officer and a director of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves as a board member of Surgical Specialties Corporation, a surgical instruments manufacturer, the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the board significant experience in corporate governance, strategic planning and public company compensation matters. Mr. Packer serves on the Company's Audit Committee and is the chairman of the Company's Nominating Committee.
Director Continuing in Office until the 2017 Annual Meeting
Stephen W. Fesik, Ph.D.	Age 61	Director Since 2008

Dr. Fesik is currently a Professor in the Department of Biochemistry at Vanderbilt University School of Medicine. He is also a member of the Vanderbilt-Ingram Cancer Center, the Institute of Chemical Biology and the Center for Structural Biology. Prior to joining the Vanderbilt faculty in May 2009, Dr. Fesik was the Divisional Vice President of Cancer Research of Abbott Laboratories, a global, broad based health care company. Dr. Fesik joined Abbott Laboratories in 1983 and served in various research and scientific capacities. From 2003 to 2006, Dr. Fesik served as a member of the Scientific Advisory Board of the Bruker BioSpin Group. In 2003 he was awarded a lifetime achievement award in nuclear magnetic resonance by the Eastern Analytical Society and also was named a Distinguished Research Fellow of Abbott Laboratories' Volwiler Society. Dr. Fesik has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Fesik holds a Ph.D. in Medicinal Chemistry from the University of Connecticut and has postdoctoral training at Yale University. Dr. Fesik brings both scientific and executive expertise to the board, with extensive life-science research and pharmaceutical drug discovery experience, including at various pharmaceutical, academic and institute laboratories. Dr. Fesik serves on the Company's Compensation Committee.

 BOARD LEADERSHIP STRUCTURE

        Under our bylaws, the chairman of the Company's board of directors has the power to preside at all meetings of the board. Dr. Frank Laukien, our Chief Executive Officer and President, serves as the Chairman of our board of directors and has done so throughout the time we have been a public company. Although the board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Our board of directors believes that it should have the flexibility to make these determinations at any given point in time in the way that it considers best to provide appropriate leadership for the Company at that time.

        The Chief Executive Officer is appointed by our board to manage the Company's daily affairs and operations. Dr. Laukien's extensive industry knowledge and long history of direct involvement in the Company's operations make him best suited to serve as Chairman in order to (i) lead the board in productive discussions on important matters affecting the Company; (ii) create a firm link between management and the board and promote the development and implementation of corporate strategy; (iii) determine necessary and appropriate agenda items for meetings of the board with input from the independent lead director and board committee chairpersons; and (iv) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the board. Additionally, his significant equity ownership, at over 23% of the outstanding shares of the Company's common stock, means that he has a close and direct alignment of interests with the interests of our other shareholders.

        While we believe that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its shareholders at this time, our board structure also fosters strong oversight by independent directors. Since 2004, an independent lead director has been appointed by the independent directors to ensure an independent leadership contact. The lead director's responsibilities include: (i) consulting with the Chairman regarding agenda items for board meetings; (ii) chairing executive sessions of the independent directors; (iii) calling executive sessions of the independent directors of the board and advising the Chairman and Chief Executive Officer of actions or deliberations at such sessions; (iv) acting as a liaison between the independent directors and the full board, as necessary; and (iv) establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate board committees, procedures to govern the board's work, ensuring that the board of directors is appropriately approving strategy and supervising management's progress. Dr. William Linton has served in the role of lead director since the position was established in 2004. Our Chairman and Chief Executive Officer consults periodically with the lead director on governance matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the Chairman and the independent directors and presides at executive sessions of independent directors at regularly scheduled in-person board meetings. The board of directors believes that this approach appropriately and effectively complements the Company's combined Chairman and Chief Executive Officer.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

        There are currently ten members of our board of directors. Eight of our current directors, namely Wolf-Dieter Emmerich, Stephen W. Fesik, Brenda J. Furlong, Richard D. Kniss, William A. Linton, Gilles J. Martin, Richard A. Packer, and Chris van Ingen, meet the independence requirements of the NASDAQ Stock Market LLC, or NASDAQ, listing standards. All of our director nominees, other than Mr. Joerg Laukien, are independent under such standards. In making its independence determinations, the board of directors considered, among other things, relevant transactions between the Company and entities associated with the independent directors, as further described in this proxy statement under the heading "Transactions with Related Persons," and determined that none have any relationship with the Company or other relationships that would impair the directors' independence.

        During 2014, the board of directors of the Company held five meetings. Our incumbent directors, on average, attended over 98 percent of board and committee meetings during 2014. No director attended less than 75 percent of the total number of 2014 meetings of the board of directors and board committees of which he or she was a member. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Three directors attended our 2014 Annual Meeting.

        As described below, the board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

        Audit Committee.    The Audit Committee of the board of directors is currently comprised of Brenda J. Furlong, Richard A. Packer, and Chris van Ingen, each of whom satisfies the applicable independence requirements of the rules and regulations of the SEC and NASDAQ. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee met seven times during 2014 in regular session. From time to time, the Audit Committee also held meetings or teleconferences to discuss certain topics, including, but not limited to, the Company's review of legal compliance matters at certain of its subsidiaries operating in China and Hong Kong. Ms. Furlong, Chair of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

        The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, treasury, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to the Company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by the Company's employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee has participated in the preparation of any financial statements of the Company at any time during the last three fiscal years. The Audit Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Compensation Committee.    The Compensation Committee, which is comprised of Wolf-Dieter Emmerich, Stephen W. Fesik and Richard D. Kniss, all of whom meet the independence requirements of the NASDAQ Listing Rules, met eight times during 2014. Mr. Kniss is the Chairman of the Compensation Committee. The Compensation Committee (i) administers the Company's stock incentive plan; (ii) determines the chief executive officer's salary, bonus, and equity based compensation; (iii) oversees the executive compensation program for the Company's other executive officers; and (iv) determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, the Company expects that various of its senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the executive officers who report directly to him, including, without limitation, the Chief Financial Officer, and makes recommendations to the Compensation Committee regarding such executive officers' compensation. Additionally, the Chief Financial Officer provides the Chief Executive Officer input on the annual evaluations of the performance of the Company's other executive officers and makes recommendations to the Compensation Committee regarding the compensation of these executive officers. The Compensation Committee reviews these performance evaluations and recommendations and discusses the recommendations with our Chief Executive Officer and Chief Financial Officer. In some cases, these discussions may lead to adjustments to an executive officer's performance evaluation and compensation recommendation. In other cases in which the Compensation deems it appropriate, the evaluations and management recommendations may be approved by the Compensation Committee with little or no change. Our Chief Executive Officer, Chief Financial Officer and the Global Vice President of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The Compensation Committee may, from time to time, meet in executive session without any executive officers present. The Compensation Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Nominating Committee.    The Nominating Committee is comprised of Wolf-Dieter Emmerich, William A. Linton and Richard A. Packer, all of whom meet the independence requirements of the NASDAQ Listing Rules. Mr. Packer is the Chairman of the Nominating Committee. The purpose of the Nominating Committee is to assist the board in identifying and recruiting individuals qualified to become board members, consistent with criteria approved by the board, and to recommend to the board nominees for election to the office of director at the next annual meeting of stockholders, or for election to fill any vacancies between annual meetings. While the board of directors retains responsibility for selecting nominees and recommending them for election by the Company's stockholders, the Nominating Committee is responsible for developing and implementing a process to identify qualified and willing candidates for recommendation to the board. The Nominating Committee is assisted by non-voting advisors from our board, including Dr. Frank Laukien, our Chairman, President, CEO and largest stockholder, and Mr. Joerg Laukien, a director and significant stockholder. The role of the advisors is to provide input to the Nominating Committee as major shareholders of the Corporation. The Nominating Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        The Nominating Committee met three times during 2014. In addition to these meetings, members of the Nominating Committee communicated periodically throughout the year regarding candidates for director and director nomination matters. At a meeting held in February 2015, the Nominating Committee unanimously recommended each of the current nominees for director to the full board of directors.

        In addition to the standing committees described above, in 2013 the board of directors established a temporary BEST Special Committee, comprised of Chris van Ingen, Frank Laukien and Joerg Laukien, to focus on key issues relating to the Company's Bruker Energy and Supercon Technologies division.

DIRECTOR NOMINATIONS

        On March 3, 2004, the Company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. All nominees must also be approved by a majority of the Company's independent directors. Upon recommendation of the Nominating Committee, the qualifications of candidates will be reviewed by at least a majority of the independent directors of the Company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

        The process followed to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating Committee, the independent directors and the board.

The Nominating Committee, the independent directors and the board are each authorized to retain advisers and consultants and to compensate them for their services. No such advisers or consultants were retained for this purpose during 2014.

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but strives to identify and recruit director candidates with a variety of complementary skills and backgrounds so that, as a group, the board will possess the appropriate talent, skills and expertise to oversee the Company's business. When considering a potential director candidate, the Nominating Committee evaluates the entirety of each candidate's experience and qualifications. The Nominating Committee looks for personal and professional integrity, demonstrated ability and judgment and business experience.

        In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

        These criteria include, but are not limited to, the following:

  •
  experience in aspects of business or technology relevant to the Company's business;

  •
  sufficient time available to devote to the affairs of the Company;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a board member; and

  •
  communication, decision-making and interpersonal skills.

        The board and the independent directors may also consider the following for some of the director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into the Company, its strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

        In evaluating candidates recommended by the Nominating Committee, the board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Although the Company does not have a specific policy with respect to the nomination of directors by stockholders, the Nominating Committee will consider nominations made by stockholders. The Company believes that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the Nominating Committee and the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors' intimate knowledge of the Company and the life science industry. However, stockholders may communicate directly with the Nominating Committee of the board of directors by written communication submitted to Richard M. Stein at the address set forth below under "Stockholder Communications." Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the Nominating Committee or the board of directors as he deems appropriate, and, as described below, will submit communications to the Nominating Committee or the board of directors, as appropriate, relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the Nominating Committee and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations must be received by the Company within the timeframe set forth herein under "Time for Submission of Stockholder Proposals."

        At the 2015 Annual Meeting, stockholders will be asked to consider the re-election of Richard D. Kniss, Joerg C. Laukien, William A. Linton and Chris van Ingen to serve as Class III directors and the election of Marc A. Kastner and Gilles J. Martin to serve as Class II directors. Each of the nominees is standing for election following the unanimous recommendation for nomination first by the Nominating Committee, and then by the full board of directors, including the unanimous approval of all of the Company's independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

        Our board of directors considers general oversight of the Company's risk management efforts to be a responsibility of the entire board. The Audit and Compensation Committees assist the board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full board of directors, the Audit Committee in the case of financial and compliance risks that are within the oversight of the Audit Committee or the Compensation Committee in the case of matters relating to our compensation policies and practices, receives these reports from members of management to enable the board or the Audit or Compensation Committee, as applicable, to understand the Company's risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, our director of internal audit, who reports directly to our Senior Vice President, Corporate Finance and Accounting, also has a dotted line reporting relationship to the chairperson of the Audit Committee. The Audit Committee chairperson is authorized to give instructions and assignments directly to the director of internal audit, as to which assignments the director of internal audit reports directly and only to the Audit Committee chairperson. When a report is evaluated at the Audit Committee level, the chairperson of the Audit Committee subsequently reports on the matter to the full board to ensure coordination of the board's risk oversight activities. Our board of directors also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

COMPENSATION OF DIRECTORS

        We pay the non-employee members of our board of directors a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors, including Dr. Frank Laukien and Mr. Joerg Laukien, receive compensation only as employees of the Company and receive no additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or board committees.

Components of Director Compensation

        Effective April 1, 2014, our board of directors approved a change in the annual retainer paid to non-employee directors, increasing the amount to $40,000 annually, after consideration of a survey of director compensation at comparable public companies and comparison of the survey results to the Company's director compensation practices established in 2012. During 2014, directors other than employee directors were paid cash compensation according to the following schedule:

	Director Compensation in Effect January 1, 2014	Change to Director Compensation Effective April 1, 2014	Total Retainer for the Year Ended December 31, 2014
Board Service	$30,000	$40,000	$37,500
Audit Committee Service	$18,000	—	$18,000
Audit Committee Chair	$15,000	—	$15,000
Compensation Committee Service	$8,000	—	$8,000
Compensation Committee Chair	$5,000	—	$5,000
Nominating Committee Service	$2,000	—	$2,000
Nominating Committee Chair	$3,000	—	$3,000
BEST Special Committee Service	$9,000	—	$9,000
BEST Special Committee Chair	$6,000	—	$6,000
Attendance Fees per Board meeting	$1,500	—	$1,500

        In addition to the cash component of director compensation, share-based awards are made annually to non-employee directors as a component of their compensation. On January 5, 2014, the Company granted each non-employee director, other than Mr. Stein and Mr. Kastner, an annual equity award consisting of an option to purchase 10,000 shares of common stock. The 2014 option grants vest ratably in annual installments over three years on the anniversary of the grant date, beginning on January 5, 2015. On January 5, 2015, annual equity awards were granted to all non-employee directors. The 2015 grants to non-employee directors consisted of an option to purchase 10,000 shares of common stock, which option vests ratably in annual installments over three years on the anniversary of the grant date, beginning on January 5, 2016.

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2014. The compensation paid to Dr. Frank Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 47 of this proxy statement. The compensation paid in 2014 to Mr. Joerg Laukien as an employee of the Company is described in this proxy statement under the heading "Transactions with Related Persons."

 2014 Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Wolf-Dieter Emmerich	$53,500	$102,700	$156,200
Stephen W. Fesik	$53,000	$102,700	$155,700
Brenda J. Furlong	$78,000	$102,700	$180,700
Chris van Ingen	$78,000	$102,700	$180,700
Marc A. Kastner(2)	$15,995	—	$15,995
Richard D. Kniss	$58,000	$102,700	$160,700
William A. Linton	$47,000	$102,700	$149,700
Gilles J. Martin(3)	$44,000	$116,200	$160,200
Richard Packer	$68,000	$102,700	$170,700
Richard M. Stein(4)	$15,995	—	$15,995
Bernhard Wangler(5)	$15,995	$102,700	$118,695

(1)
Reported amounts reflect the grant date fair value of stock options granted to each director in 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2014 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2015. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

As of December 31, 2014, our non-employee directors held the following aggregate vested and unvested options to purchase common stock of the Company:

Name	Number of Vested Options	Number of Unvested Options
Wolf-Dieter Emmerich	37,560	20,440
Stephen W. Fesik	28,260	18,740
Brenda J. Furlong	34,560	20,440
Chris van Ingen	9,900	20,100
Richard D. Kniss	31,260	18,740
William A. Linton	31,260	18,740
Gilles J. Martin	—	10,000
Richard Packer	31,260	18,740
(2)
Dr. Kastner's term of service on the board of directors expired May 20, 2014.

(3)
Dr. Martin was elected to the board of directors effective January 13, 2014.

(4)
Mr. Stein's term of service on the board of directors expired May 20, 2014.

(5)
Mr. Wangler's term of service on the board of directors expired May 20, 2014 and at that time his options awarded January 5, 2014 were cancelled.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 3, 2015 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of our directors and nominees for director, (iii) each named executive officer of the Company, as defined under the heading "Summary of Executive Compensation," and (iv) all directors and executive officers who served as directors or executive officers as of April 3, 2015 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	39,343,151	23.3%
Charles F. Wagner, Jr.(3)	129,900	*
Mark R. Munch(4)	110,475	*
Thomas W. Bachmann(5)	30,550	*
Juergen Srega(6)	78,838	*
Wolf-Dieter Emmerich(7)	46,200	*
Stephen W. Fesik(8)	36,900	*
Brenda J. Furlong(9)	44,200	*
Chris van Ingen(10)	16,500	*
Marc A. Kastner	—	*
Richard D. Kniss(11)	76,076	*
Joerg C. Laukien(12)	18,203,595	10.8%
William A. Linton(13)	86,650	*
Gilles J. Martin(14)	3,300	*
Richard A. Packer(15)	58,900	*
All executive officers and directors as a group (17 persons)(16)	58,309,922	34.4%

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
5% Beneficial Owners
T. Rowe Price Associates, Inc.(17)	26,104,810	15.5%
100 E. Pratt Street
Baltimore, MD 21202
FMR LLC(18)	13,057,329	7.7%
245 Summer Street
Boston, MA 02210

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 15,569 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 128,040 shares of restricted common stock. Also includes: 1,846,499 shares owned by Robyn Laukien as to which Dr. Laukien has sole voting power; 336,607 shares held by each of his adult children, as to which Dr. Laukien has sole voting power and shared investment power; and 201,702 shares held as custodian for the benefit of a minor child of his, as to which Dr. Laukien has sole voting and investment power. Does not include 6,920 shares held in trust for each of Dr. Laukien's two adult children, or 551 shares held by his spouse, in each case as to which Dr. Laukien disclaims beneficial ownership.

(3)
Includes options to purchase 29,975 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 89,203 shares of restricted common stock.

(4)
Includes options to purchase 75,059 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 32,925 shares of restricted common stock.

(5)
Includes options to purchase 2,850 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 24,900 shares of restricted common stock.

(6)
Includes options to purchase 36,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 26,222 shares of restricted common stock.

(7)
Includes options to purchase 46,200 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(8)
Includes options to purchase 36,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(9)
Includes options to purchase 43,200 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(10)
Includes options to purchase 16,500 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(11)
Includes options to purchase 39,900 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 5,150 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(13)
Includes options to purchase 39,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(14)
Includes options to purchase 3,300 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(15)
Includes options to purchase 39,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(16)
Includes options to purchase 475,090 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(17)
According to a Schedule 13G filed February 10, 2015, T. Rowe Price ("Price Associates") beneficially owns, or may be deemed to beneficially own, 26,104,810 shares as a result of acting as investment advisor to various investment companies and institutional clients. Price Associates has sole power to dispose of 26,104,810 shares, and has sole power to vote or direct the voting of 5,676,250 shares.

(18)
According to a Schedule 13G filed February 13, 2015, FMR LLC ("FMR") and certain of its affiliates, subsidiaries and other companies beneficially own, or may be deemed to beneficially own, 13,057,329 shares. FMR has sole power to dispose of 13,057,329 shares, and has sole power to vote or direct the voting of 3,132,297 shares.

 EXECUTIVE OFFICERS

        Our executive officers are designated annually by the board of directors. In February 2015, our board of directors designated the persons listed below as the Company's executive officers for the fiscal year ending December 31, 2015. Each of these executive officers served as executive officers of the Company throughout the fiscal year ended December 31, 2014.

Name	Age	Position
Frank H. Laukien, Ph.D.	55	Chairman, President and Chief Executive Officer
Charles F. Wagner, Jr.	47	Executive Vice President and Chief Financial Officer
Anthony L. Mattacchione	52	Senior Vice President, Corporate Finance and Accounting
Michael G. Knell	38	Vice President of Finance and Chief Accounting Officer
Thomas W. Bachmann.	56	President, Bruker BioSpin Group
Mark R. Munch, Ph.D.	53	President, Bruker Nano Group
Juergen Srega	60	President, Bruker CALID Group and Bruker Daltonics Division

        For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director of the Company, please see "Certain Information Regarding Directors and Nominees" above. Biographical information relating to our current non-director executive officers is presented below.

        Charles F. Wagner, Jr.    Mr. Wagner has served as the Company's Executive Vice President and Chief Financial Officer since July 2012. From November 2010 to March 2012, Mr. Wagner was the Executive Vice President of Finance and Administration and Chief Financial Officer of Progress Software Corporation, a provider of enterprise software located in Bedford, Massachusetts. Mr. Wagner served as Vice President and Chief Financial Officer of Millipore Corporation, a global provider of products and services in the life science tools market, from 2007 until July 2010, when Millipore was acquired by Merck KGaA. Mr. Wagner joined Millipore in 2002 and from 2003 to 2007 served as Vice President, Strategy and Corporate Development. From 1997 to 2002, he served in various roles at Bain & Company after having served as Manager, Accounting Analysis, at Millipore from 1995 to 1996 and as Manager at Coopers & Lybrand from 1990 to 1995. Mr. Wagner served as a director of the Company and member of the Audit Committee from August 2010 to June 2012. Additionally, from 2010 to March 2013, Mr. Wagner served as a director of Bruker Energy & Supercon Technologies, Inc., where he was a member of the Audit Committee. Since April 2014, Mr. Wagner has served as a director and chairman of the Audit Committee of Good Start Genetics, Inc. Mr. Wagner holds a B.S. from Boston College and a M.B.A. from Harvard Business School.

        Anthony L. Mattacchione.    Mr. Mattacchione joined the Company as Senior Vice President, Corporate Finance and Accounting, in February 2013. Mr. Mattacchione is responsible for the Company's global finance and accounting functions, including treasury, tax, shared financial services, internal controls and internal audit. Prior to joining the Company, Mr. Mattacchione served as Chief Financial Officer of EMD Millipore Corporation, a subsidiary of Merck KGaA, since July 2010 and as Vice President, Controller and Chief Accounting Officer of Millipore Corporation from April 2006 until his appointment as Chief Financial Officer of EMD Millipore following the acquisition of Millipore by Merck KGaA. From 1990 to April 2006, Mr. Mattacchione served in various financial roles at Gerber Scientific, Inc., including as Treasurer, Corporate Controller and Chief Accounting Officer. Mr. Mattacchione was a senior auditor at Price Waterhouse LLP from 1988 to 1990.

Mr. Mattacchione is a Certified Public Accountant in the State of Connecticut and holds a M.B.A. in finance from the University of Connecticut and a B.S. in accounting from Central Connecticut State University.

        Michael G. Knell.    Mr. Knell has served as the Company's Vice President of Finance and Chief Accounting Officer since March 2012. Prior to joining the Company, Mr. Knell was with Ernst & Young LLP in its Boston office, where since 1998 he served in various roles, including most recently as Partner-Assurance Services and as a senior manager of Assurance Services from 2006 until his promotion to partner in July 2011. Mr. Knell's audit experience at Ernst & Young included service for a variety of clients in the retail, consumer products and manufacturing industries. Mr. Knell is a Certified Public Accountant in Massachusetts and holds a Bachelor of Science degree in Business Administration from the State University of New York at Buffalo.

        Thomas W. Bachmann.    Mr. Bachmann joined the Company as President, Bruker BioSpin Group, in August 2013. In this position Mr. Bachmann is responsible for management of the global operations of our Bruker BioSpin Group, which manufactures and distributes the Company's analytical and preclinical magnetic resonance instrumentation. Prior to joining the Company, Mr. Bachmann most recently served from 2005 to 2012 as Chief Executive Officer of Tecan Group in Switzerland, a leading global provider of complex laboratory instrumentation and integrated liquid-handling workflow solutions for life science research and diagnostics. From 2002 until 2004, he was CEO of the Arbonia-Forster Group's Steel Systems Business, a global provider of building supplies. From 1985 until 2002, Mr. Bachmann served in various roles as global Sales and Marketing Director, Business Unit Director and Senior Vice President of Corporate Development at Rieter Holding, a global provider of textile machinery and plants, as well as an automotive supplier of acoustic and thermal insulation systems. Mr. Bachmann holds a B.S. in Mechanical Engineering and an Executive MBA from IMD Business School in Switzerland. As previously reported in our Current Report on Form 8-K filed with the SEC on February 2, 2015, on January 30, 2015, Mr. Bachmann submitted his resignation, effective as of July 2015, in order to pursue other interests. We expect that Mr. Bachmann will continue to serve as President of the Bruker BioSpin Group until the effective date of his resignation.

        Mark R. Munch, Ph.D.    Dr. Munch has served since September 2012 as President, Bruker Nano Group (formerly known as the Bruker MAT Group), with responsibility for management of the global operations of our Bruker Nano Group, which manufactures and distributes the Company's advanced analytical X-ray technologies and spark-optical emission spectroscopy, atomic force microscopy and stylus and optical metrology instrumentation used in non-destructive molecular, materials and elemental analysis. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly-owned subsidiary of the Company, since October 2010. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010 Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch has also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch's background includes over 23 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and Ph.D. in Chemical Engineering from Stanford University.

        Juergen Srega.    Mr. Srega joined the Company as President, Bruker CALID Group in January 2013. In this position Mr. Srega is responsible for management of the global operations of our Bruker CALID Group, which manufactures and distributes the Company's mass spectrometry and chromatography instruments for life science and applied markets, as well as analytical instruments for chemical, biological, radiological, nuclear and explosives detection and research and process instruments based on infrared and Raman molecular spectroscopy technologies. Mr. Srega also serves as a

Managing Director of Bruker Daltonik GmbH, an indirect wholly-owned subsidiary of the Company located in Germany. Prior to joining the Company, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics headquartered in Waltham, Massachusetts. At Thermo Fisher Scientific, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a B.A. in Finance from Nord Akademie in Hamburg, Germany and a B.A. in Engineering from Karlsruhe University of Applied Sciences in Karlsruhe, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the principles, objectives, and features of our executive compensation program, which is generally applicable to each of our senior officers. However, this CD&A focuses primarily on the program as applied to our Chief Executive Officer and the other executive officers listed below and included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the "named executive officers."

  •
  Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer

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  Mr. Charles F. Wagner, Jr., Executive Vice President and Chief Financial Officer

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  Mr. Thomas W. Bachmann, President, Bruker BioSpin Group

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  Dr. Mark R. Munch, President, Bruker Nano Group

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  Mr. Juergen Srega, President, Bruker CALID Group and Bruker Daltonics Division

Executive Overview

        Our executive compensation program is designed to attract, motivate, retain and reward the individuals that lead the Company. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. We believe that our compensation policies and practices are effectively designed to motivate and reward performance, and that the mix of compensation elements creates incentives that are closely aligned with increasing shareholder value without encouraging excessive or unnecessary risk-taking.

        Our business strategy is to create value for our stockholders based on our ability to innovate and generate revenue growth, both organically and through acquisitions. Achieving improvements in our gross profit margins, operating margins and cash flow are also critical to our success. In 2014, our revenues declined by approximately 2% to $1.81 billion from $1.84 billion, reflecting a difficult economic environment in certain of our key markets, as well as the impact of changes in foreign exchange rates. Included in 2014 revenues were a decrease of approximately $25.4 million from the impact of foreign exchange due to the strengthening of the U.S. Dollar versus the Japanese Yen, Russian Ruble and other currencies, and an increase of approximately $2.9 million attributable to recent acquisitions and divestitures. Adjusted for changes in foreign exchange rates and our recent acquisitions and divestitures, our 2014 revenues decreased by $8.0 million, or 0.4%. Our gross profit declined and our gross profit margin for fiscal 2014 dropped to 42.2% from 43.8% for fiscal 2013. On a non-GAAP basis, excluding the effects of acquisition-related costs and restructuring charges totaling, in the aggregate, $44.4 million and $27.3 million for the year ended December 31, 2014 and 2013, respectively, our gross profit margins declined approximately 60 basis points to 44.7% for fiscal 2014, compared to 45.3% for fiscal 2013. Our operating income for fiscal 2014 declined to $105.4 million, or 5.8% of revenues, from $148.2 million, or 8.1% of revenues, for fiscal 2013. Adjusted for acquisition-related costs and other non-recurring charges totaling, in the aggregate, $79.0 million and $57.3 million in 2014 and 2013, respectively, our non-GAAP operating margin declined by approximately 100 basis points to 10.2% in 2014 from 11.2% in 2013. However, as a result of a combination of improvements in our inventory management programs and the favorable effects of foreign exchange on our operating costs, our working capital ratio improved significantly, with working capital per dollar of revenue of $0.384 in 2014 compared to $0.447 in 2013.

        We remained focused in 2014 on various initiatives aimed at reducing our operating costs and improving our operating efficiency. For example, in 2014 we commenced a plan to divest certain assets and implement a restructuring program in the Bruker CALID Group's CAM division as a result of management's conclusion that the CAM business would be unable to achieve acceptable financial performance in the next two years. In the second half of 2014, we completed the sale of certain assets of the CAM division, including the Inductively Coupled Plasma-Mass Spectrometry (ICP-MS) product line and the Gas Chromatography (GC) and GC Single Quadrupole Mass Spectrometry (GC-SQ-MS) sales and manufacturing business. Restructuring and other one-time charges in connection with this plan totaled approximately $24 million in 2014, which was partially offset by a gain we recognized on the sale of the product lines of $8 million. As a result of lower revenues, adverse changes in foreign exchange rates, costs relating to our restructuring initiatives and investments in infrastructure improvements, our GAAP earnings per share declined to $0.33 per share in 2014 from $0.48 per share in 2013 and our 2014 non-GAAP earnings per share fell to $0.75 from $0.77 for 2013.

        Although we significantly exceeded our goal for improvement in our working capital ratio, we did not fully achieve the other financial goals established by the Compensation Committee for 2014. However, our management team made significant progress on a number of strategic initiatives that we believe will benefit the Company and ultimately contribute to positive shareholder value creation. Consequently, consistent with our pay for performance philosophy, the 2014 cash incentive awards approved for our executive officers reflected these mixed results and were below targeted award amounts. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2014, as approved by the Compensation Committee:

  •
  Salaries.  For fiscal 2014, the Compensation Committee evaluated our executive officers' base salaries in light of competitive market levels and approved a 9% salary increase for Dr. Frank Laukien, our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate based on peer group survey data, as Dr. Laukien's base salary and total target cash compensation continue to be significantly below the market median for chief executive officers of the Company's compensation peer group. The 2014 base salaries for each of our other executive officers were set at levels which the Compensation Committee considered appropriate given their respective responsibilities and competitive market conditions.

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  Performance-Based Cash Incentive Awards and Payouts.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers' total compensation potential for fiscal 2014 was linked to achievement of corporate and individual quantitative and qualitative goals. As executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company and individual performance. For example, the Chief Executive Officer's variable cash compensation comprises nearly 60% of his total cash compensation opportunity based on target levels. For the remaining named executive officers, variable pay comprises approximately 33% to 50% of total cash compensation based on target levels, tying a substantial amount of total earnings opportunity to strategic performance objectives, aligned with shareholder value creation.

    •
    As with past years, the Compensation Committee established specific fiscal year 2014 financial quantitative and individual qualitative goals for our executive officers. Quantitative financial performance goals represented 70% of each of our executive officers' total cash incentive compensation potential, with the remaining 30% allocated to individual qualitative performance goals established by the Compensation Committee.

    •
    Like 2013, the Compensation Committee approved 2014 quantitative financial performance targets related to revenue growth, operating profit improvement, earnings per share growth and working capital management for our corporate level executives, including Dr. Laukien and Mr. Wagner, based on our business plan goals for these key metrics. The Compensation Committee selected 2014 metrics the same as those used to measure 2013 performance, as they remain critical operating imperatives for our business. The quantitative performance targets approved by the Compensation Committee for our executive officers with primary operating Group management responsibilities, including Messrs. Srega and Bachmann and Dr. Munch, varied based on key performance drivers for their respective operating Group, with approximately 85% of such targets allocated to Group financial performance and approximately 15% allocated to Corporate financial objectives. Payment for cash incentive bonuses linked to the achievement of pre-established quantitative financial performance goals is calculated based on percentage achievement of the respective goals relative to a threshold level of performance established by the Compensation Committee based on 2013 financial results and the goals included in our 2014 business plan. While there is no maximum payout for any individual financial quantitative goal, total incentive award payouts, after combining both financial and individual portions, are subject to a maximum amount of 200% of the individual's incentive award target.

    •
    Annual cash incentive awards for fiscal 2014 rewarded our executive officers for generally strong operational performance relative to their individual qualitative goals, but also reflected the fact that our financial performance goals were not fully achieved. Examples of operational successes include efficient execution of the CAM division asset sales, new product development milestones and initiatives, global manufacturing consolidations and outsourcing, organizational redesigns, and significant improvements in our enterprise resource and financial planning systems. Based on 2014 quantitative goals and performance results and our pay for performance philosophy, cash incentive payments for performance against quantitative goals ranged from 11% to 76% of our executive officers' target bonuses linked to their 2014 quantitative performance goals. In addition, our executive officers received amounts ranging from 42% to 100% of target bonuses linked to their 2014 individual qualitative performance goals.

    •
    As the restructuring plan relating to the CAM division was approved and implemented in 2014, the Compensation Committee determined that it was appropriate to exclude the financial results of the CAM division from our overall corporate financial results for 2013 and 2014 for purposes of determining 2014 cash incentive payouts linked to Corporate level quantitative financial goals established for our executive officers.

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  Long-Term Incentive Awards.  In 2014, the Compensation Committee approved long-term incentive awards to our executive officers and senior management team, including awards of stock options and restricted stock, in each case subject to time-based vesting. The value of such awards to our named executive officers on the respective grant dates ranged from 1 time to over 2.5 times the named executive officer's respective 2014 base salary. Option and restricted stock awards vest over four years, helping to further align the interests of our executives with long-term shareholder value creation.

2014 Say on Pay Vote

        In May 2014, our stockholders cast an advisory vote on the Company's executive compensation decisions and policies as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders. Over 98% percent of the shares voted on the matter at the 2014 Annual Meeting of Stockholders approved the compensation decisions and policies described in the 2014 proxy statement. The Compensation Committee considered this result in 2014 and determined that it was not necessary to make any material changes to the Company's compensation policies and practices in response to the most recent advisory vote. However, the Compensation Committee regularly reviews the compensation programs of our executive officers to ensure that they achieve our objectives. At the Company's 2011 Annual Meeting of Stockholders, our stockholders voted on a proposal on the frequency of future stockholder advisory votes regarding the compensation of the Company's named executive officers. A frequency of once every three years received the highest number of votes cast, as well as a majority of the votes cast on the proposal. Consistent with these results, our stockholders will next be asked to cast an advisory vote regarding executive officer compensation at the Company's 2017 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Process

  Key Considerations in Setting Compensation

        Our key objectives in structuring and determining executive compensation are to:

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  attract and retain qualified executive officers by offering competitive compensation packages;

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  motivate existing officers to perform by providing meaningful incentive-based compensation;

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  align compensation with Bruker Corporation's annual and long-term performance goals; and

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  balance both the short-term goals of the Company with a focus on creating value for our stockholders, without encouraging excessive or unnecessary risk-taking.

        To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting certain performance goals. Executive compensation is based in part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short and long term performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the individual's performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of stockholder value through grants of equity incentive awards with extended multi-year vesting schedules.

  Role of the Compensation Committee

        Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee oversees the Company's equity incentive plan, including determining overall option and restricted stock award guidelines and aggregate share usage and dilution levels, determines the Chief Executive Officer's salary, target and actual bonus, and equity-based compensation, oversees the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers listed in the Summary Compensation Table included in this proxy statement as well as for other officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

        The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Chief Executive Officer completing a self-evaluation, which is submitted to the Compensation Committee for review and discussion. As part of this review, the Chairman of the Compensation Committee may solicit views from other members of our board of directors, after which the Chairman of the Compensation Committee provides feedback to the Chief Executive Officer. The Compensation Committee uses this evaluation along with market data in setting the Chief Executive Officer's compensation.

        For executive officers other than our Chief Executive Officer, the Compensation Committee relies primarily on input and recommendations from our Chief Executive Officer in the case of our Chief Financial Officer and Group presidents. In the case of our other executive officers who report directly to our Chief Executive Officer, the Compensation Committee relies primarily on the input and recommendations from our Chief Financial Officer. Our Chief Executive Officer and our Global Vice President of Human Resources also may contribute input to the Compensation Committee in connection with its evaluation of executive officers' performance objectives and performance of the executive officers against those objectives to assist it in making appropriate decisions regarding salary and incentive awards. The Global Vice President of Human Resources may also provide market analyses and other relevant market intelligence to the Compensation Committee as part of its evaluation and deliberations.

        Prior to the end of the first quarter of each fiscal year, the Compensation Committee reviews and approves changes to our executive officers' total target cash compensation, including base salary and target incentive compensation. During the first quarter of each fiscal year, the Compensation Committee also reviews recommendations from management on the most recently completed fiscal year short-term incentive compensation programs relative to anticipated corporate and individual performance. Additionally, during the first quarter of each fiscal year, the Compensation Committee reviews and makes recommendations to the full board of directors regarding any changes to board compensation. The Compensation Committee generally reviews recommendations for long-term equity incentive awards during the second and third quarters of the fiscal year.

        The Compensation Committee assesses competitive market compensation for our executive officers using a variety of external sources, including cash compensation data derived from independent sources for a reference group of publicly-traded companies in the same or similar industries. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a "market check" to help ensure that individual cash compensation levels remain reasonable and competitive. In September 2013, the Company retained independent consulting firm Radford Consulting, or Radford, to provide support in evaluating the Company's executive compensation levels and practices, particularly with respect to total direct compensation, internal pay equity, pay for performance alignment, and long-term incentive award levels, and types of equity vehicles and processes, including the impact of overall shareholder dilution resulting from equity awards.

        The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our executive officers in recognition of exceptional individual performance or contributions to Company performance. Additionally, the Compensation Committee may exercise its discretion not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of an executive officer in the event the Compensation Committee determines that such executive officer has violated Company policies or has failed to meet minimum performance expectations of an executive officer in that executive's position. The Compensation Committee may also recoup excess payments made resulting from a financial restatement which results from material non-compliance with accepted financial requirements or reporting standards.

  Role of Management

        The Chief Executive Officer, with the assistance of the Chief Financial Officer, is responsible for making recommendations to the Compensation Committee for our Company-wide financial performance goals and their respective weightings. He is also responsible for making recommendations to the Compensation Committee for the individual incentive goals and weightings for the Company's other executive officers. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own cash incentive plan, including the goals, weightings and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and Chief Financial Officer and determines the final incentive plan structure and goals for each of the executive officers, including threshold performance and target incentive payment levels. After the close of the fiscal year, the Chief Executive Officer, assisted by the Chief Financial Officer, provides the Compensation Committee with his assessment of the performance of the other executive officers against their respective bonus goals and proposed cash incentive payout. When determining the cash incentive plan payout for our executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer and Chief Financial Officer, makes the final determination based on its assessment of each executive officer's performance relative to his or her performance-based goals.

        The Chief Executive Officer, Chief Financial Officer and Global Vice President of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations, including the results of annual performance evaluations our Chief Executive Officer and Chief Financial Officer conduct on our other named executive officers.

  Role of Compensation Consultants

        In light of the growth in recent years in the size of the Company and its global operations, changes in the competitive landscape as a result of industry consolidation and changes in the Company's own organizational and management structure, the Compensation Committee and management have worked with compensation consultants to, among other things, provide market surveys, observations and recommendations regarding our executive compensation program relative to other similarly situated public companies.

        In September 2013, management retained Radford to provide support to management and the Compensation Committee, including the selection of a new peer group of companies and expanded peer group survey data, as well as analysis and advice on the Company's executive compensation structure, program design and market practices. Services provided during fiscal 2013 by Radford under its engagement with the Company included working with the Company to develop a new peer group to be used for compensation assessments, analyzing the Company's executive compensation pay levels and practices, including the Company's share allocation and utilization as compared with selected peer companies, and providing advice with respect to incentive plan design changes. The analyses and recommendations provided by Radford were among the inputs considered in the evaluation of the Company's compensation process, program design and executive compensation determinations for 2014.

        Aon and Aon Hewitt, affiliates of Radford, also provided human resources consulting services to the Company in 2013 for which services they received aggregate fees of $118,000 in 2014. For its services as an executive compensation consultant to the Company, Radford received aggregate fees of $52,000 in 2014, and an additional $64,946 for non-executive compensation consulting and surveys. The Compensation Committee has assessed the independence of Radford and determined that Radford is independent and that no conflicts of interest existed during fiscal 2014 or exist currently. The Compensation Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

  Peer Group Review and Market Data

        In establishing and evaluating fiscal 2014 compensation for our executive officers, as well as for executive officers hired in 2014, the Compensation Committee utilized survey market data and peer group analysis provided by Radford. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization, employees, global reach, and industry. The market data provided by Radford was based on published survey sources, including Radford's Global Technology Survey and Hewitt's Total Compensation Management Database, as well as recent proxy statements of the Company's peer group companies. The Compensation Committee references ranges of the market data provided, including the 25th, 50th, and 75th percentiles, considering all of these sources in determining the appropriate level of compensation for our executive officers.

        For fiscal 2014 compensation evaluations, the peer group identified by Radford and referenced by the Compensation Committee was comprised of 17 other companies in the scientific tools, instruments, and services industries. The Compensation Committee believes that a peer group consisting of competitors of various sizes provides useful insight for their consideration of compensation levels, including information about the range and median of competitive salaries, cash bonuses and long-term incentives. In 2013, at the time Radford compiled data for the peer group companies, the companies in the peer group ranged in size on a revenue basis from approximately $800 million to $3.3 billion with a median of $2 billion as compared to our revenue of $1.8 billion and a median number of employees of 6,200 compared to our 6,400. The peer group considered by the Compensation Committee for its evaluation of 2014 base salary and annual cash incentive targets of our executive officers included:

• AMETEK, Inc.	• KLA-Tencor Corporation
• Bio-Rad Laboratories, Inc.	• Mettler-Toledo International Inc.
• C.R. Bard, Inc.	• OSI Systems, Inc.
• Charles River Laboratories International, Inc.	• Pall Corporation
• FEI Company	• PerkinElmer, Inc.
• FLIR Systems, Inc.	• Sigma-Aldrich Corporation
• Haemonetics Corporation	• Varian Medical Systems, Inc.
• Hologic, Inc.	• Waters Corporation
• Illumina Inc.

        In general, in light of our relative market position, the Compensation Committee considered the range and median compensation levels of the companies in the peer group to be appropriate competitive comparisons for our executive officers when evaluating and approving 2014 compensation packages.

Executive Compensation Components and 2014 Compensation Determinations

        Consistent with our compensation objectives and philosophy, when setting compensation for our named executive officers the Compensation Committee focuses on providing a competitive and complementary mix of components, including base salary, annual incentive compensation and long-term equity incentive awards, designed to work together to reward performance and create incentives that encourage behavior consistent with the overall interests of the Company.

        In determining compensation packages for our named executive officers, the Compensation Committee seeks to strike an appropriate balance between fixed and variable compensation and between short-and long-term compensation. We believe that making a significant portion of our named executive officers' compensation variable and long-term supports our pay-for-performance executive compensation philosophy, while also mitigating potential excessive risk-taking behavior.

Components of Executive Compensation

        Total direct compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock grants.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including each officer's level of responsibility, experience and potential, performance and a comparison of salaries paid to peers within the Company and to those with similar roles at other similarly situated companies. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted after considering the various factors described above.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash incentive bonuses for the Chief Executive Officer and our other executive officers are based upon management's success in meeting our financial and strategic goals. Specific criteria for these awards are based on a combination of quantitative financial and qualitative individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each executive officer based on responsibilities and role within our Company and may include financial or strategic measures, including, among others, revenue growth, gross profit and operating profit margin improvement, working capital ratio improvements, achieving return on invested capital goals, meeting earnings per share targets, identifying and developing new product and market opportunities and furthering or achieving other strategic initiatives. The individual goals are intended to reward performance which results in our Company meeting or exceeding its financial or operational goals.

        The Compensation Committee also considers the mix of performance goals in order to balance the incentives created to mitigate risks that may be associated with a particular performance goal. In 2014, for example, the cash incentive plans established for our corporate level officers, including our Chief Executive Officer and Chief Financial Officer, consisted of a revenue target goal with targets for non-GAAP operating profit improvement, working capital and non-GAAP earnings per share, such that the combination of goals emphasized profit and cash flow improvements as well as top-line revenue growth performance based on the business plan approved by our board of directors. For our Group presidents, the financial metrics included revenue growth, operating and gross profit, improvements in working capital, and linkage to the overall Bruker profit results to ensure alignment and teamwork across the leadership team. Through a mix of quantitative financial metrics and qualitative individual goals, cash incentive awards reflect both the individual's contributions compared to his or her specific performance goals for the year and the overall performance of our Company or the particular operations under the executive officer's leadership.

        Long-Term Incentive Awards.    Equity incentive compensation in the form of stock options and restricted stock is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our common stock, which in turn motivates the recipient to focus on creating long-term enhancement to stockholder value. The Company's 2010 Incentive Compensation Plan is the vehicle used for grants of stock options and restricted stock to our executive officers and other employees. Company management evaluates the efficacy of our long-term incentive compensation on an ongoing basis, and provides input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the executive officers.

        Stock option and restricted stock grants are discretionary and may be granted by the Compensation Committee at any time. Historically, we have not awarded equity incentive compensation with performance-based vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. However, increases in stock price provide the only value available to executives from stock options, and increases in shareholder value deliver higher values in restricted stock. The Compensation Committee also considers individual and Company performance in determining the value of total and individual equity awards. The Compensation Committee has determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall compensation package in determining award levels. In making specific grants to executives, the Compensation Committee evaluates each executive officer's total equity compensation package. The Compensation Committee also generally reviews the option and restricted stock holdings of each of the executive officers as well, including vesting and exercise price and the then current value of such options or restricted stock, in addition to the impact of those values under various stock price scenarios. We consider long-term equity compensation to be an integral part of a competitive executive compensation package as both a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of our stockholders.

Mix of Compensation

        In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards are intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the individual officer's responsibility increases. For example, almost 80% of the Chief Executive Officer's total compensation is variable or "at risk." Similarly, over two-thirds of the other NEO total compensation is comprised of variable pay.

        Specifically, in 2014 approximately 57% of our Chief Executive Officer's total potential cash compensation was at risk through his short-term cash incentive program. Additionally, recognizing the importance of providing further incentives directly linked to the performance of our common stock and aligned with shareholder interests, in 2014 the Compensation Committee approved market competitive long-term incentive awards to our executive officers, including awards to Dr. Laukien, our Chief Executive Officer, and Mr. Wagner, our Chief Financial Officer, of stock options and restricted stock grants valued at the time of the respective awards at over 250% and 210% of base salary, respectively, subject in each case to time-based vesting and continued employment. Equity awards for the other named executive officers ranged from 107% to 155% of base salary, signifying strong alignment with shareholder interests. Equity compensation comprised approximately half of both the Chief Executive and Chief Financial Officers total direct compensation, which includes base salary, annual bonus and long-term incentives. Long-term incentives as a percent of total direct compensation for the other named executive officers ranged from 41% to 52%.

        The following charts and table illustrate the mix of base salary, short-term cash incentive bonus and long-term incentive awards provided in the compensation packages of our Chief Executive Officer ("CEO"), and our named executive officers other than our Chief Executive Officer ("Other NEOs").

	CEO Pay Mix		Other NEO Average Pay Mix
Element	Value	% of Total Direct Compensation	Value(1)	% of Total Direct Compensation
Base Salary	$600,000	21%	$419,061	32%
Bonus	$800,000	28%	$287,934	20%
Long Term Incentives	$1,471,741	51%	$681,477	48%
Total Direct Compensation	$2,871,741	100%	$1,388,472	100%

(1)
The values reported reflect conversions from euros, in the case of Mr. Srega, and Swiss Francs, in the case of Mr. Bachmann, to U.S. dollars at conversion rates of 1.3295 and 1.0944, respectively, reflecting the 2014 average midpoint rate as published on www.oanda.com.

2014 Base Salaries

        Annual base salaries approved by the Compensation Committee for each of our named executive officers for 2014 were as follows:

	2014 Base Salary		2013 Base Salary		% Change
Dr. Frank Laukien	$600,000		$550,000		9.1%
Mr. Wagner	$510,000		$491,000		3.9%
Mr. Srega	$372,260	(1)	$371,896	(2)	(3)
Dr. Munch	$400,000		$380,000		5.3%
Mr. Bachmann	$393,984	(4)	$388,404	(5)	(3)

(1)
Amount represents the U.S. dollar equivalent value of Mr. Srega's base salary (€280,000), based on the 2014 average midpoint conversion rate of €1.0 =$1.3295.

(2)
Amount represents the U.S. dollar equivalent value of Mr. Srega's base salary (€280,000), based on the 2013 average midpoint conversion rate of €1.0 =$1.3282.

(3)
Base salaries of Messrs. Srega and Bachmann did not change in local currency terms from 2013 to 2014. Changes reflected in the table result from the impact of changes in applicable exchange rates and conversion of local currencies to U.S. dollars.

(4)
Amount represents the U.S. dollar equivalent value of Mr. Bachmann's base salary (CHF 360,000), based on the 2014 average midpoint conversion rate of CHF 1.0 =$1.0944.

(5)
Amount represents the U.S. dollar equivalent value of Mr. Bachmann's base salary (CHF 360,000), based on the 2013 average midpoint conversion rate of CHF 1.0 =$1.0789.

        For fiscal 2014, the Compensation Committee approved a 9.1% salary increase for Dr. Laukien, our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate based on the updated peer group data reviewed by the Compensation Committee, as Dr. Laukien's base salary and total compensation potential was, and after the increase continued to be, significantly below the market median for chief executive officers of the Company's compensation peer group.

        Based on Mr. Wagner's positive performance evaluation and comparison to market data, the Compensation Committee determined that his base salary for fiscal 2014 should be increased by 3.9%.

        The Compensation Committee determined that, based on Dr. Munch's performance evaluation and the comparison to compensation paid to executives in comparable positions according to market data reviewed by the Compensation Committee, Dr. Munch's base salary for fiscal 2014 should be increased by 5.3%. Base salaries for Messrs. Srega and Bachmann reflect the Compensation Committee's assessment of competitive market levels and internal pay equity. As Messrs. Srega and Bachmann joined the Company in late 2012 and 2013, respectively, they did not receive base salary increases in 2014.

Cash Incentive Plans and Review of 2014 Performance

        Annual cash incentive compensation supports the Compensation Committee's pay-for-performance philosophy and aligns individual goals with Company goals. Under the annual incentive plans, executive officers are eligible for cash awards based on a combination of the Company's attainment of pre-established financial performance metrics and achievement of individual qualitative goals. Consistent with its past practice, the Compensation Committee structured our executive officers' 2014 cash incentive plans as follows:

  •
  At the beginning of the fiscal year, the Compensation Committee established performance measures and goals, which included the financial and strategic metrics being assessed, performance thresholds and targets and weightings for each metric.

  •
  Also at the beginning of the fiscal year, the Compensation Committee set individual target awards for each executive, expressed as a percentage of base salary, based on the executive's level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.

  •
  After the close of the fiscal year, the Compensation Committee received a report from management regarding Company, operating Group and individual performance against the pre-established performance goals. Actual awards for 2014 were approved based on each named executive officer's individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, as determined by the Compensation Committee.

        The Compensation Committee sets the performance metrics as well as the performance thresholds and targets for each metric after consultation with management. The two primary classifications of performance goals utilized in the annual incentive plans are quantitative financial goals and individual qualitative performance goals. Each performance metric represents part of the total incentive award calculation, with the quantitative financial goals accounting for, in the aggregate, 70% of the target award potential and the individual qualitative performance goals accounting for, in the aggregate, 30% of the total incentive award potential. Payments for cash incentive bonuses linked to the achievement of pre-established quantitative performance goals are calculated based on percentage achievement of the quantitative target goal. While there is no maximum payout for any individual quantitative financial goal, total incentive award payouts, after combining both financial and qualitative portions, are subject to a maximum amount of 200% of the individual's incentive award target.

        Payments for individual qualitative goals are made in a range of 0% to 125%, with 50% of the target amount payable if the Compensation Committee determines that a qualitative goal was partially achieved, 75% of the target amount payable if the Compensation Committee determines that a qualitative goal was mostly achieved, 100% of the target amount payable if the Compensation Committee determines that a qualitative goal was substantially or completely achieved and, with respect to up to 15% of goals, 125% of the target amount payable if the Compensation Committee determines that performance exceeded a qualitative goal.

        Individual qualitative goals are generally set as stretch but attainable goals, with over-achievement of goals anticipated to occur in very limited circumstances, such that only up to 15% of such goals may be awarded with payout of 125% for outstanding performance. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that an executive officer has delivered exceptional performance. Effective in 2014, the cash incentive compensation plans of our executive officers all operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the Corporate or Group level to reflect individual areas of responsibility. Moreover, each Group president also has a portion of his financial quantitative goals tied to the overall profitability of the Company, creating additional alignment, unity of purpose, and teamwork across the Company.

  2014 Cash Incentive Plans

        Setting Incentive Target Levels.    The Compensation Committee establishes cash incentive plans for our executive officers, including each of our named executive officers, which are designed to provide meaningful performance incentives, relative to both fixed cash compensation in the form of salary and overall potential cash compensation, consistent with the Company's strategic goals and objectives and each individual executive officer's responsibilities. The following table summarizes the 2014 cash incentive target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation.

 2014 Cash Incentive Targets

	Target Level	% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Dr. Frank Laukien	$800,000	133%	57%
Mr. Wagner	$510,000	100%	50%
Mr. Srega(1)	$204,743	55%	35%
Dr. Munch	$240,000	60%	38%
Mr. Bachmann(2)	$196,992	50%	33%

(1)
Amounts in the table represent the U.S. dollar equivalent value of Mr. Srega's cash incentive target (€154,000), based on the 2014 average midpoint conversion rate of €1.0 =$1.3295.

(2)
Amounts in the table represent the U.S. dollar equivalent value of Mr. Bachmann's cash incentive target (CHF 180,000) based on the 2014 average midpoint conversion rate of CHF 1.0 =$1.0944.

        When setting individual target incentive levels for fiscal 2014, the Compensation Committee reviewed, for each named executive officer, individual target awards applicable in fiscal 2013, the total cash compensation established for fiscal 2013 and the projected cash compensation for fiscal 2014, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Additionally, the Committee considered long-term incentive target levels, to take into account a total direct compensation view, so that no one element was determined in isolation, but rather the entire total compensation picture was considered. Based upon this review, as well as the increase in Dr. Laukien's 2014 base salary, the Compensation Committee determined that his cash incentive target should be adjusted to provide both a meaningful increase in his total cash compensation potential and to maintain an appropriate mix of short-term fixed and variable compensation. As a result, Dr. Laukien's cash incentive target was raised to $800,000 from $700,000, or to 133% of base salary from 127% of base salary, which represented a modest increase in Dr. Laukien's relative amount of "at risk" potential cash compensation. The Compensation Committee also determined that a greater amount of Mr. Srega's potential cash compensation should be tied to performance incentives in light of his current responsibilities and increased his cash incentive target to $204,743 from $185,948, or from 50% of base salary to 55% of base salary. Additionally, in light of its review of peer group data and the overall compensation of each other named executive officer, the Compensation Committee determined to maintain Mr. Wagner's cash incentive target at 100% of base salary for 2014. Given that Mr. Bachmann was new to the Company in August 2013, his compensation remained unchanged for fiscal 2014.

        Setting Performance Goals and Thresholds.    The Compensation Committee establishes specific Corporate level quantitative financial performance goals for our executive officers with corporate responsibilities, including named executive officers Dr. Laukien and Mr. Wagner, and Group level quantitative performance goals for our executive officers with Group level management responsibilities, including Mr. Srega, Mr. Bachmann and Dr. Munch, based on key Corporate, Group or divisional business plan goals for the fiscal year. In addition to goals tied to Group level financial performance, each of our Group Presidents has a portion of his incentive award potential linked directly to our profitability at the Corporate level, creating additional alignment with the overall strategic objectives of the Company. Quantitative performance goals generally reflect targeted growth over the results achieved in the prior year for the relevant metric, with a threshold level of current year performance required for any cash incentive payout that is typically equal to the prior year performance. However, in the case of business plan goals for which only modest or no growth is forecast, performance thresholds may be set at 95% of the business plan goal, which may result in a performance threshold that is less than the results achieved in the prior year. For example, because our 2014 business plan included goals of less than 5% currency-adjusted revenue growth at the Corporate and Bruker CALID and Bruker Nano Group levels, the performance thresholds for Dr. Laukien's, Mr. Wagner's, Mr. Srega's and Dr. Munch's quantitative targets tied to revenue growth at the Corporate or Group level, as applicable, was set at 95% of the relevant business plan goal. As a result, the threshold level of 2014 revenue needed to earn any portion of their goals linked to revenue growth, on a currency-adjusted basis, was slightly below 2013 results.

        For purposes of measuring our executive officers' performance relative to their respective cash incentive plan financial objectives, it is our practice to exclude from our financial results the impact of significant one-time or extraordinary events, such as acquisitions or divestitures. Consistent with that practice and because during 2014 we decided to restructure the CAM division and exit or divest businesses relating to two of that division's three main product lines, the Compensation Committee determined that it was appropriate to exclude the financial results of the CAM division from our overall corporate financial results for 2013 and 2014 for purposes of determining 2014 cash incentive payouts linked to Corporate level quantitative financial goals established for our executive officers. However, CAM division financial results were considered for purposes of determining Mr. Srega's Group level incentive award payout because, as President of the Bruker CALID Group, he was responsible for the performance of the CAM division and also received in November 2014 a special cash incentive award in connection with his contributions to the asset sales completed as part of the CAM division restructuring.

        The following tables provide a summary of the specific Corporate level financial goals and performance thresholds established by the Compensation Committee for our executive officers' 2014 cash incentive plans, as well as the adjustments that were considered by the Compensation Committee for purposes of determining incentive award payouts for our executive officers' 2014 performance relative to these goals. Due to the volatility of changes in foreign exchange rates during 2014, the Revenue Goal table also shows the difference between the Company's reported results and those same results translated using the foreign exchange rates approved as part of the Company's business plan in January 2014.

Revenue Goal
($ millions)

	2013	2014
Reported Revenues	1,839.4	1,808.9
Reported Revenues at Business Plan 2014 Foreign Exchange Rates		1,842.4
CAM Division Revenues at Business Plan Foreign Exchange Rates	(102.1)	(81.2)
Adjusted revenues excluding CAM Division	1,737.3	1,761.2
2014 Business Plan Goal Excluding CAM Division		1,799.5
2014 Performance Threshold Excluding CAM Division		1,709.5

Non-GAAP Operating Profit Goal
($ millions)

	2013	2014
Reported Non-GAAP Operating Profit	205.5	184.4
CAM Division Non-GAAP Operating Loss	(23.6)	(26.6)
Non-GAAP Operating Profit Excluding CAM Division	229.1	211.0
2014 Business Plan Goal Excluding CAM Division		256.1
2014 Performance Threshold Excluding CAM Division		229.1

Non-GAAP EPS Goal
($ millions)

	2013	2014
Reported Non-GAAP EPS	0.77	0.75
CAM Division EPS Impact	(0.14)	(0.16)
Non-GAAP EPS Excluding CAM Division	0.91	0.91
2014 Business Plan Goal Excluding CAM Division		0.97
2014 Performance Threshold Excluding CAM Division		0.91

Working Capital Per Dollar of Revenue Goal
($ millions)

	2013	2014
Reported Working Capital Per Dollar of Revenue	0.447	0.384
Adjusted, Excluding CAM Division	0.440	0.384
2014 Business Plan Goal Excluding CAM Division		0.415
2014 Performance Threshold Excluding CAM Division		0.440

  2014 Cash Incentive Award Determinations

2014 Corporate Level Performance Goals

Dr. Frank Laukien
Mr. Wagner

 Quantitative Performance Goals
(70% of Target Bonus Potential)

2014 Corporate Level Performance Goals(1)	Weighting	Performance Threshold	2014 Performance(2)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $90.0 million Currency-Adjusted Revenue Growth	15%	95%(3)	$51.7 million Currency-Adjusted Revenue Growth	57.4%	8.6%
• $27.0 million Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	20%	100%(4)	$18.3 million decrease in Non-GAAP Operating Profit	0.0%	0.0%
• $0.06 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	15%	100%(4)	$0.00 increase in Non- GAAP Earnings Per Share	0.0%	0.0%
• $0.03 Reduction in Working Capital Ratio (adjusted for acquisition and restructuring charges)	20%	100%(4)	$0.056 Reduction	224.0%	44.8%
Total	70%			76.3%	53.4%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2014 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan. All amounts are after adjustments to exclude results of the CAM division, as described above under the heading "2014 Cash Incentive Plans—Setting Performance Goals and Thresholds."

(2)
Reflects 2014 results relative to the threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan for the corresponding financial goal. All amounts are after adjustments to exclude results of the CAM division, as described above under the heading "2014 Cash Incentive Plans—Setting Performance Goals and Thresholds."

(3)
Reflects the performance threshold expressed as a percentage of the Company's 2014 business plan goal.

(4)
Reflects the performance threshold expressed as a percentage of the Company's 2013 results.

        For 2014, the Compensation Committee established quantitative financial performance targets that represented 70% of each named executive officer's total incentive award target. The Corporate level goals for these executive officers emphasized key elements of our strategy for providing value to our stockholders, with a mix of goals that focus on generating revenue growth, improving efficiency and profitability, and working capital reduction. As summarized in the table above, Dr. Laukien and

Mr. Wagner partially achieved the currency-adjusted revenue growth goal and significantly exceeded the working capital ratio improvement goal of the Company's 2014 business plan, which together accounted for 50% of the potential incentive award payment for Corporate level quantitative goals, but did not meet or exceed the threshold performance level for targeted non-GAAP operating profit or non-GAAP earnings per share improvements, resulting in no award earned for such goals. As a result of the challenges to the Company's financial performance in 2014 and consistent with our pay-for-performance philosophy, the cash incentives earned by Dr. Laukien and Mr. Wagner for the quantitative financial performance portion of their 2014 cash incentive plans was equal to approximately 76% of their cash incentive targets linked to quantitative goals, or approximately 53% of their respective total cash incentive targets.

        In addition to the quantitative financial performance goals, the Compensation Committee established specific individual qualitative performance goals for our executive officers with respect to organizational, strategic and other predominantly, although not exclusively, non-financial focuses of corporate or individual development. The individual qualitative goals and weightings established by the Compensation Committee to measure and reward our named executive officers' performance in 2014, as well as the performance achieved relative to these qualitative goals and resulting payout percentages, are described below.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

Named Executive Officer	2014 Individual Qualitative Goals	Weighting	2014 Performance	% of Total Incentive Target Earned
Dr. Frank Laukien	• Organizational development initiatives	5%	Mostly achieved	3.75%
	• Operational Excellence initiatives	10%	Mostly achieved	7.50%
	• New product innovation	5%	Mostly achieved	3.75%
	• Fix low-profit divisions	7.5%	Mostly achieved	5.63%
	• Capital deployment	2.5%	Partially achieved	1.25%
	Total	30%		21.88%
Mr. Wagner	• Accounting and reporting practices	7.5%	Fully achieved	7.50%
	• Corporate functions initiatives	7.5%	Fully achieved	7.50%
	• Business effectiveness initiatives	7.5%	Fully achieved	7.50%
	• Development of HR organization and practices	7.5%	Fully achieved	7.50%
	Total	30%		30.00%

        The Compensation Committee considered each of the corporate level executive officers' achievements in meeting their individual qualitative goals and the substantial progress made during 2014 with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. Dr. Laukien was rewarded for mostly achieving goals linked to management development, as well as the Company's outsourcing and restructuring initiatives, new product innovation and divisional performance, in addition to partially achieving goals linked to capital deployment. Based on the Compensation Committee's assessment that Mr. Wagner fully achieved his qualitative goals, including those relating to consolidation and shared services, as well as tax and audit developments, global IT projects, and human resources programs, Mr. Wagner earned 100% of his potential incentive payments allocated to individual qualitative goals. Awards earned by the executive officers for these individual qualitative performance goals, totaling 73% of potential for Dr. Laukien and 100% of potential for Mr. Wagner, reflect the strength of their individual performance against these objectives during 2014.

2014 Bruker CALID Group Performance Goals

Mr. Srega

 Quantitative Performance Goals
(70% of Target Bonus Potential)

2014 Bruker CALID Group (CALID) Performance Goals(1)	Weighting	Performance Threshold	2014 Performance(2)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $30.1 million CALID Currency-Adjusted Revenue Growth	15%	95%(3)	Currency-Adjusted Revenue $19.3 million below Threshold	0.0%	0.0%
• $19.4 Million CALID Non-GAAP Adjusted Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$9.2 million decrease in Adjusted Gross Profit	0.0%	0.0%
• $17.3 Million CALID Non-GAAP Adjusted Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$6.2 million decrease in Adjusted Operating Profit	0.0%	0.0%
• $0.03 Reduction in CALID Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%(4)	$0.066 Reduction	227.6%	16.7%
• $27.0 million Corporate Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)(5)	10%	100%(4)	$18.3 million decrease in Operating Profit(5)	0.0%	0.0%
Total	70%			48.7%	34.1%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2014 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan.

(2)
Reflects 2014 results relative to the threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan for the corresponding financial goal.

(3)
Reflects the performance threshold expressed as a percentage of the Company's 2014 business plan goal.

(4)
Reflects the performance threshold expressed as a percentage of the Company's 2013 results.

(5)
Amount reflects adjustments to exclude results of the CAM division, as described above under the heading "2014 Cash Incentive Plans—Setting Performance Goals and Thresholds."

        As President of the Bruker CALID Group, Mr. Srega's incentive plan included quantitative financial performance goals directly relating to his leadership of the Bruker CALID Group. As summarized in the table above, our Bruker CALID Group significantly exceeded the quantitative financial performance goal relating to working capital management, but did not achieve any of the other performance thresholds or Group financial goals for 2014. As a result, the cash incentive award payout earned by Mr. Srega for the quantitative financial performance portion of his 2014 cash incentive plan opportunity was equal to approximately 49% of his cash incentive target linked to quantitative goals, or approximately 34% of his total cash incentive target.

 Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

Named Executive Officer	2014 Individual Qualitative Goals	Weighting	2014 Performance	% of Total Incentive Target Earned
Mr. Srega	• CAM division restructuring	10%	Special bonus awarded	N/A
	• LSC organizational development initiatives	10%	Partially achieved	5.0%
	• Operational Excellence initiatives	5%	Achieved	5.0%
	• Bruker Detection division organizational development initiatives	5%	Partially achieved	2.5%
	Total	30%		12.5%

        The Compensation Committee considered Mr. Srega's performance with respect to his individual qualitative goals and determined that Mr. Srega achieved his goals relating to Operational Excellence initiatives and partially achieved his goals relating to organizational development initiatives in the Bruker CALID Group's Life Sciences and Clinical (LSC) division and the Bruker Detection division. As a result, Mr. Srega earned an incentive award payout equal to 42% of the portion of his cash incentive target attributable to individual qualitative goals. In addition, in 2014 the Compensation Committee approved one-time cash incentive awards to Mr. Srega in the aggregate amount of $344,933. The Company recommended the awards to Mr. Srega pursuant to special incentive plans established by the Company to recognize the contributions of certain management and Bruker CALID Group operations personnel to the successful closing of the divestitures of certain assets of the CAM division's ICP-MS and GC/GC-SQ-MS businesses. Amounts payable to Mr. Srega under these special incentive plans were based on the amount of proceeds from the respective asset sale and management's assessment of his significant individual contributions to the transaction. These one-time cash incentive awards to Mr. Srega approved by the Compensation Committee in November 2014 consisted of an award in the amount of $245,969 relating to the ICP-MS product line divestiture and an award in the amount of $98,964 relating to the divestiture of the GC/GC-SQ-MS sales and manufacturing business.

2014 Bruker Nano Group Performance Goals

Dr. Munch

 Quantitative Performance Goals
(70% of Target Bonus Potential)

2014 Bruker Nano Group (NANO) Performance Goals(1)	Weighting	Performance Threshold	2014 Performance(2)	% of Incentive Goal Achieved	% of Incentive Target Earned
• $26.2 million NANO Currency-Adjusted Revenue Growth	15%	95%(3)	$4.7 million Currency-Adjusted Revenue Growth	17.8%	2.7%
• $22.4 million NANO non-GAAP Adjusted Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$7.7 million decrease in Adjusted Gross Profit	0.0%	0.0%
• $23.1 million NANO Adjusted Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$6.1 million decrease in Adjusted Operating Profit	0.0%	0.0%
• $0.081 Reduction in NANO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%(4)	$0.028 decrease in Working Capital Ratio	34.6%	5.2%
• $27 million Corporate Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)(5)	10%	100%(4)	$18.3 million decrease in Corporate Operating Profit(5)	0.0%	0.0%
Total	70%			11.3%	7.9%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2014 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan.

(2)
Reflects 2014 results relative to the threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan for the corresponding financial goal.

(3)
Reflects the performance threshold expressed as a percentage of the Company's 2014 business plan goal.

(4)
Reflects the performance threshold expressed as a percentage of the Company's 2013 results.

(5)
Amount reflects adjustments to exclude results of the CAM division, as described above under the heading "2014 Cash Incentive Plans—Setting Performance Goals and Thresholds."

        As President of the Bruker Nano Group, Dr. Munch's incentive plan included quantitative financial performance goals relating to his leadership of the Bruker Nano Group. Dr. Munch partially achieved his goals with respect to the currency-adjusted revenue growth and the working capital ratio, but did not achieve the performance thresholds or any portion of the goals relating to Bruker Nano Group profitability. Accordingly, the cash incentive award payout earned by Dr. Munch for the quantitative financial performance portion of his 2014 cash incentive plan opportunity was equal to approximately 11% of his cash incentive target linked to quantitative goals, or approximately 8% of his total cash incentive target.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

Named Executive Officer	2014 Individual Qualitative Goals	Weighting	2014 Performance	% of Total Incentive Target Earned
Dr. Munch	• Marketing and sales initiatives	5%	Achieved	5.0%
	• AXS product development programs	10%	Mostly achieved	7.5%
	• Product development programs	10%	Mostly achieved	7.5%
	• Organizational development initiatives	5%	Achieved	5.0%
	Total	30%		25.0%

        The Compensation Committee considered Dr. Munch's performance with respect to individual qualitative goals relating to marketing and sales, organizational and product development initiatives within the Bruker Nano Group. After consideration of Dr. Munch's performance relative to his individual qualitative goals, the Compensation Committee determined that Dr. Munch achieved his goals with respect to management leadership and organizational development, as well as mostly achieved his goals regarding product development. Accordingly, he earned a cash incentive award equal to approximately 83% of the portion of his target cash incentive bonus potential attributable to his individual qualitative goals.

2014 Bruker BioSpin Group Performance Goals

Mr. Bachmann

 Quantitative Performance Goals
(70% of Target Bonus Potential)

2014 Bruker BioSpin Group (BBIO) Performance Goals(1)	Weighting	Performance Threshold(2)	2014 Performance(3)	% of Incentive Goal Achieved	% of Incentive Target Earned
• $36.1 million BBIO Currency-Adjusted Revenue Growth	15%	100%	$9.8 million increase in Currency-Adjusted Revenue Growth	27.1%	4.1%
• $28 million BBIO non-GAAP Adjusted Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$7 million decrease in non-GAAP Adjusted Gross Profit	0.0%	0.0%
• $26.8 million BBIO Adjusted Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$2.9 million decrease in Adjusted Operating Profit	0.0%	0.0%
• $0.063 Reduction in BBIO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%	$0.069 decrease	109.5%	16.4%
• $35.5 million Corporate Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)(4)	10%	100%	$0.4 million decrease in non-GAAP Operating Profit(4)	0.0%	0.0%
Total	70%			29.3%	20.5%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2014 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan.

(2)
Reflects the performance threshold expressed as a percentage of the Company's 2013 results.

(3)
Reflects 2014 results relative to the threshold performance level established by the Compensation Committee for the executive officer's cash incentive plan for the corresponding financial goal.

(4)
Amount reflects adjustments to exclude results of the CAM division, as described above under the heading "2014 Cash Incentive Plans—Setting Performance Goals and Thresholds."

        As President of the Bruker BioSpin Group, Mr. Bachmann's incentive plan included quantitative financial performance goals relating to his leadership of the Bruker BioSpin Group. Mr. Bachmann partially achieved his goals with respect to the currency-adjusted revenue growth and exceeded his goals regarding the working capital ratio. However, he did not achieve the performance threshold or any portion of the goals relating to profitability of the Bruker BioSpin Group. As a result, the cash incentive award payout earned by Mr. Bachmann for the quantitative financial performance portion of his 2014 cash incentive plan opportunity was equal to approximately 29% of his cash incentive target linked to quantitative goals, or approximately 21% of his total cash incentive target.

 Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

Named Executive Officer	2014 Individual Qualitative Goals	Weighting	2014 Performance	% of Total Incentive Target Earned
Mr. Bachmann	• Global organizational development
	initiatives	10%	Achieved	10.00%
	• Research and development projects	5%	Mostly achieved	3.75%
	• Strategic development initiatives	5%	Mostly achieved	3.75%
	• Outsourcing activities	5%	Achieved	5.00%
	• Service business development	5%	Mostly Achieved	3.75%
	Total	30%		26.25%

        The Compensation Committee considered Mr. Bachmann's performance with respect to individual qualitative goals relating to organizational and product development and operational initiatives within the Bruker BioSpin Group. After consideration of Mr. Bachmann's performance relative to his individual qualitative goals, the Compensation Committee determined that Mr. Bachmann achieved his goals with respect to global organizational development initiatives, including developing and implementing a strong leadership culture and new global BBIO organization, and also achieved his goals related to outsourcing activities. In addition, the Committee determined that Mr. Bachmann mostly achieved his goals regarding research and development, strategic development and service business development. Accordingly, Mr. Bachmann earned a cash incentive award equal to approximately 88% of the portion of his target cash incentive bonus potential attributable to his individual qualitative goals, or approximately 26% of his total cash incentive target.

        Determining Incentive Award Payments.    Following review of the performance of our named executive officers in fiscal 2014, the Compensation Committee approved awards to the named executive officers based on their respective percentage achievement of 2014 financial quantitative and individual qualitative performance goals as follows: Dr. Laukien—75.3%; Mr. Wagner—83.4%; Mr. Srega—46.6%; Dr. Munch—32.9%; and Mr. Bachmann—46.75%. The actual award payments to our named executive officers are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table in this proxy statement.

2014 Long-Term Incentive Awards

        The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns the interests of named executive officers with shareholders by focusing them on long-term growth and stock price performance.

        During 2014, upon consideration of a variety of factors, including the individual responsibilities and performance of each of our executive officers, our stock price, competitive market practices, including shareholder total potential dilution and annual equity run rate percentages, and outstanding equity awards held by our executive officers, the Compensation Committee approved long-term incentive awards to certain of our executive officers, including: awards of 42,311 shares of restricted stock and options to purchase 57,657 shares of common stock to Dr. Laukien valued at approximately $1,471,741 on the date the awards were granted; awards of 25,895 shares of restricted stock and options to purchase 49,400 shares of common stock to Mr. Wagner valued at approximately $1,071,005 on the date the awards were granted; awards of 16,925 shares of restricted stock and options to purchase 32,288 shares of common stock to Dr. Munch valued at approximately $700,011 on the date the awards were granted; awards of 13,298 shares of restricted stock and options to purchase 25,369 shares of common stock to Mr. Srega valued at approximately $550,003 on the date the awards were granted; and awards of 13,700 shares of restricted stock and options to purchase 11,227 shares of common stock to Mr. Bachmann valued at approximately $405,017 on the date the awards were granted.

        The Company uses a mix of stock options and restricted stock awards to balance the increased performance orientation of stock options and the retentive qualities of restricted stock. The Compensation Committee believes this mix to be reasonable in light of market practices and the overall level of pay for our executives. In general, while no specific ratio is targeted, the Compensation Committee endeavors to deliver approximately 50% of the value in stock options and 50% of the value in restricted stock. In 2014, Dr. Laukien's awards consisted of 42% stock options and 58% restricted stock because the 2010 Incentive Compensation Plan limits the number of shares of restricted stock that can be granted to an individual to one hundred thousand shares in any one given year. The value of Mr. Bachmann's awards consisted of 30% stock options and 70% restricted stock based on provisions of his employment agreement. The values of awards to all other executive officers consisted of 50% stock options and 50% restricted stock.

Executive Benefits

        In 2014, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan and welfare benefit programs, or those comparable local benefit programs for our overseas executives. We generally do not provide additional benefits or perquisites to our executive officers, except as follows:

  •
  Dr. Munch is provided an automobile allowance based on the nature of his responsibilities.

  •
  Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega's benefit consists of three individual components funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Contributions made to Mr. Srega's personal pension scheme in 2014 are reported in the "All Other Compensation" column of the Summary Compensation Table included in this proxy statement under the heading "Summary of Executive Compensation." Additional information regarding Mr. Srega's personal pension scheme is included in this proxy statement under the heading "Pension Benefits."

  •
  Mr. Bachmann, who is based in Switzerland, is provided with the same pension scheme and formulaic contribution as all other employees located in Switzerland. Additional information regarding Mr. Bachmann's pension benefits is included in this proxy statement under the heading "Pension Benefits."

Employment Contracts, Termination of Employment and Change in Control Arrangements

        On June 5, 2012, the Company entered into a letter agreement with Mr. Wagner which sets forth certain terms of Mr. Wagner's employment as Executive Vice President and Chief Financial Officer of the Company. Under the terms of the letter agreement, Mr. Wagner's target cash compensation includes the following elements: (i) an annual base salary, which was initially set at $475,000 for 2012; (ii) a cash incentive bonus plan, with an initial target of $500,000 set for 2012; and (iii) for 2012, other cash compensation, including benefits, of $25,000, in each case subject to proration. The letter agreement further provides that Mr. Wagner will receive an annual equity award with a value of $1,000,000 pursuant to the Company's 2010 Incentive Compensation Plan. During the term of his employment, Mr. Wagner will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers.

        Additionally, the letter agreement provides that Mr. Wagner's employment with the Company is at will and may be terminated by either Mr. Wagner or the Company at any time with or without notice and for any or no reason or cause. Mr. Wagner will be entitled to a lump sum severance payment equal to six months of his then current base salary, or $255,000 as of December 31, 2014, under certain conditions, including (i) in the event there is a change in the voting control of the Company and his employment is terminated, voluntarily or involuntarily, within six months after such change of control or (ii) in the event Mr. Wagner's employment is terminated at any time without cause. Under the terms of the letter agreement, Mr. Wagner may not agree to work for any company that designs, makes or sells non-clinical magnetic resonance instrumentation or mass spectrometry instrumentation for a period of six months following resignation or termination of his employment by the Company.

        On June 25, 2012, the Company entered into a letter agreement with Mr. Srega which sets forth certain terms of Mr. Srega's employment as President of the Bruker CALID Group. Under the terms of the letter agreement, Mr. Srega's target cash compensation includes the following elements: (i) an annual base salary set at 280,000 euros, or approximately $371,896, for 2013, subject to annual review and (ii) a cash incentive bonus plan with target of 50% of base salary. Mr. Srega was also entitled to an initial cash bonus payment of 100,000 euros, or approximately $132,820, and an initial equity grant consisting of restricted stock valued at $400,000 and options to purchase 90,000 shares of common stock upon commencement of employment, as well as reimbursement of certain relocation expenses. The letter agreement also provides that, beginning in 2014, Mr. Srega is entitled to receive an annual equity award with a value of $550,000 pursuant to the Company's 2010 Incentive Compensation Plan. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers. Additionally, the Company assumed a personal pension scheme for Mr. Srega's benefit carried forward in part from his former employer. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment.

        Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $170,380 as of December 31, 2014, in the event there is a change in the voting control of the Company and his employment is terminated, voluntarily or involuntarily, within six months after such change of control.

        On December 3, 2013, Bruker Corporation and Bruker BioSpin AG, a wholly-owned subsidiary Swiss subsidiary of Bruker Corporation, entered into a letter agreement with Mr. Bachmann which sets forth certain terms of Mr. Bachmann's employment as President of the Bruker BioSpin Group. Under the terms of the letter agreement, Mr. Bachmann's target cash compensation includes the following elements: (i) an annual base salary set at 360,000 Swiss Francs, or approximately $393,984, for 2014, subject to annual review and (ii) a cash incentive bonus plan with target of 50% of base salary. Mr. Bachmann was also entitled to an initial equity grant consisting of 14,000 shares of restricted stock and options to purchase 11,400 shares of common stock upon commencement of employment. The letter agreement also provides that, beginning in 2014, Mr. Bachmann is entitled to receive an annual equity award with a value equal to 100% of annual base salary pursuant to the Company's 2010 Incentive Compensation Plan. During the term of his employment, Mr. Bachmann will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers. Additionally, as an employee of Bruker BioSpin AG, during the term of his employment, Mr. Bachmann is entitled to participate in the Bruker BioSpin AG pension fund scheme and other local benefit plans generally available to Swiss employees. The letter agreement contains customary one-year non-competition and two-year non-solicitation provisions and may be terminated by either party upon six month's written notice. In January 2015, Mr. Bachmann submitted notice of termination to the Company, effective July 2015.

        Under the terms of the awards of options and restricted common stock granted under the 2010 Incentive Compensation Plan, unvested amounts are forfeited if the grantee's employment or business relationship with our company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the authority to accelerate vesting of any and all unvested amounts in the event of a change in control of Bruker Corporation.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. Compensation which qualifies as "performance-based" may qualify for exclusion from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. Base salaries, awards under our executive officers' cash incentive plans, any other bonus payments and compensation in the form of restricted stock awards, however, are generally subject to the $1,000,000 limit on tax deductible compensation.

        The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we have undertaken to qualify certain components of our incentive compensation to executive officers for the performance exception to non-deductibility, these considerations are secondary to meeting the overall objectives of the executive compensation program. The Compensation Committee will continue to monitor the compensation levels potentially payable under our compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy. Under certain circumstances, such as the payment of cash bonus awards and the granting of restricted stock awards, the Committee may decide to award executive compensation in an amount and form that is not deductible under Section 162(m).

Other Benefit Plans

        In October 2009, the board of directors of BEST adopted the Bruker Energy & Supercon Technologies, Inc. 2009 Stock Option Plan, or the BEST Plan. The BEST Plan provides for the issuance of up to 1,600,000 shares of BEST common stock in connection with awards under the plan. The BEST Plan allows a committee of the BEST board of directors to grant incentive stock options and non-qualified stock options to key employees and directors of the Company. The size of each grant is determined by the value of the BEST stock and BEST stock options at the time, the likely growth in that value and the importance of the individual to growing the value of the Company in the future. The BEST Plan is tied exclusively to increases in BEST's estimated value regardless of the Company's performance as a whole. As of December 31, 2014, 470,000 incentive stock options and non-qualified stock options had been awarded and were outstanding, with vesting periods of three to five years. As director of BEST, Dr. Laukien participates in the BEST Plan. Dr. Laukien holds options to purchase 10,000 shares of BEST, which have an exercise price of $3.50 per share and expire October 1, 2019.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of Bruker Corporation's Board of Directors.

Richard D. Kniss, Chairman Wolf-Dieter Emmerich Stephen W. Fesik

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Mr. Kniss and Drs. Emmerich and Fesik serve as members of the Compensation Committee. Mr. Kniss and Drs. Emmerich and Fesik were not officers or employees of the Company or any of its subsidiaries during fiscal year 2014. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

 SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by our President, Chief Executive Officer and Chairman, our Chief Financial Officer and our next three most highly compensated executive officers in fiscal 2014 (our "named executive officers") for the years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Awards	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Frank H. Laukien, Ph.D.	2014	$598,654		—		$874,991	$596,750		$602,319	—	$7,800	(3)	$2,680,514
Chairman,	2013	$547,562		—		$687,492	$658,859		$316,750	—	$6,117		$2,216,780
President	2012	$444,129		—		$1,206,000	—		$202,973	—	$7,500		$1,860,602
and Chief Executive Officer
Charles F. Wagner, Jr.	2014	$509,488		—		$535,509	$535,496		$425,416	—	$7,800	(3)	$2,013,709
Executive Vice	2013	$490,631		—		$515,549	$515,546		$245,000	—	$7,500		$1,774,226
President and	2012	$275,865	(4)	—		$999,998	$87,270	(5)	$200,000	—	$1,005		$1,564,138
Chief
Financial Officer
Juergen Srega	2014	$372,260		$344,943		$275,003	$275,000		$81,712	—	$105,076	(7)	$1,453,994
President,	2013	$371,896		$132,820		$399,998	$893,700		$112,747	—	$142,438		$2,069,242
Bruker
CALID Group(6)
Mark R. Munch, Ph.D.	2014	$399,462		—		$350,009	$350,002		$78,842	—	$16,200	(9)	$1,194,515
President,	2013	$380,000		$50,000	(8)	$344,600	$665,005		$50,730	—	$16,400		$1,506,735
Bruker Nano	2012	$345,370		—		—	—		$169,075		$15,900		$530,345
Group
Thomas W. Bachmann(10)	2014	$393,984		—		$283,316	$121,702		$90,193	$42,787	$13,780	(11)	$945,762
President, Bruker
BioSpin Group

(1)
The amounts in this column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2014 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2015. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2014 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2015. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(3)
Amount represents a matching contribution made by the Company to a 401(k) plan for the benefit of the named executive officer.

(4)
Mr. Wagner joined the Company as Chief Financial Officer in July 2012. Prior to assuming his current position, Mr. Wagner served as a director of the Company and of BEST. Amount reported includes 2012 salary and payments totaling $32,000 for service on the Company's board of directors and $15,500 for service on the BEST board of directors.

(5)
Amount represents the grant date fair value of options granted to Mr. Wagner as a director of the Company and as a director of BEST.

(6)
Mr. Srega joined the Company as President, Bruker CALID Group, during fiscal 2013. Accordingly, compensation data is presented only for 2013 and 2014. The amounts reflected for 2014 compensation, other than amounts reported under the headings "Bonus," "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in euros converted to U.S. dollars at a conversion rate of €1.00 = $1.3295 which represents the 2014 average midpoint rate as published on www.oanda.com. The amounts reflected under the headings "Bonus" and "Non-Equity Incentive Plan Awards" are converted from euros to U.S. dollars at a conversion rate equal to the midpoint rate as published on www.oanda.com on the respective date of approval by the Compensation Committee. The amount reported under the heading "Bonus" in 2014 represents a discretionary award approved by the Compensation Committee for the special CAM divestiture bonus program and in 2013 represents a signing bonus paid to Mr. Srega in connection with commencing employment with the Company.

(7)
Amounts reported in 2014 include contributions in the amount of $88,412 made by Bruker Daltonik GmbH to the personal pension scheme established for Mr. Srega and automobile lease payments.

(8)
Amount reported represents a discretionary award approved by the Compensation Committee for 2013 performance.

(9)
Amounts reported include matching contributions made by the Company to a 401(k) plan for the benefit of Dr. Munch and an automobile allowance.

(10)
Mr. Bachmann was not a named executive officer of the Company prior to 2014. Accordingly, compensation data is presented only for 2014. The amounts reflected, other than amounts reported under the headings "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards" are based on actual payments in Swiss Francs (CHF) converted to U.S. dollars at a conversion rate of CHF 1.00 = $1.0944, which represents the 2014 average midpoint rate as published on www.oanda.com. The amount reflected under the heading "Non-Equity Incentive Plan Awards" is converted from Swiss Francs to U.S. dollars at a conversion rate of CHF 1.00 = $1.0718, which represents the midpoint rate as published on www.oanda.com on the date of approval by the Compensation Committee. The amount reflected under the heading "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" represents the actuarial increase during 2014 of the accumulated pension benefit provided Mr. Bachmann under the pension plan for Swiss employees, or the Swiss Pension Plan, reduced by the aggregate amount of Company contributions and Mr. Bachmann's contributions, converted to U.S. dollars at the average midpoint conversion rate of CHF 1.0 =$1.0106 as of December 31, 2014. Company contributions to the Swiss Pension Plan are reported under the heading "All Other Compensation."

(11)
Amounts reported include contributions made by Bruker BioSpin AG to the Swiss Pension Plan for Mr. Bachmann. All Swiss employees are eligible to participate in this plan on the same general terms and conditions. Bruker BioSpin AG does not provide any additional supplemental executive pension contributions.

2014 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)(2)
								Exercise or Base Price of Option Awards ($/SH)(2)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Frank H. Laukien		0	800,000	1,600,000
	8/08/2014				42,311	57,657	(3)	22.748	1,471,741
Charles F. Wagner, Jr.		0	510,000	1,020,000
	8/08/2014				25,895	49,400		20.68	1,071,005
Juergen Srega		0	204,743	409,362
	8/08/2014				13,298	25,369		20.68	550,003
Mark R. Munch		0	240,000	480,000
	8/08/2014				16,925	32,288		20.68	700,011
Thomas W. Bachmann		0	196,992	393,876
	8/08/2014				13,700	11,227		20.68	405,017

(1)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2014 performance under the 2014 cash incentive bonus plans of our named executive officers. The amounts reflected for Mr. Srega, which were based in local currency, are converted from euros to U.S. dollars at a conversion rate of €1.00 = $1.3295, which represents the 2014 average midpoint rate as published on www.oanda.com. The amounts reflected for Mr. Bachmann, which were based in local currency, are converted from Swiss Francs (CHF) to U.S.

  dollars at a conversion rate of CHF 1.00 = $1.0944, which represents the 2014 average midpoint rate as published on www.oanda.com.

(2)
Represents the grant date fair value of restricted stock and stock option awards granted under the Company's 2010 Incentive Compensation Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2014 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2015. Unless otherwise noted: (i) option awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date, are exercisable upon vesting at a price equal to the closing price of our common stock on the date of the grant and expire on the ten year anniversary of the grant date; and (ii) restricted stock awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date.

(3)
Options granted to Dr. Laukien vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date, are exercisable upon vesting at a price equal to 110% of the closing price of our common stock on the date of the grant and expire on the five year anniversary of the grant date.

 Outstanding Equity Awards at December 31, 2014

        The following table provides information concerning outstanding equity incentive plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of our most recently completed fiscal year.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1)
Frank H. Laukien(2)	9/09/2011	11,250	3,750(3)	$13.805	09/09/2016	8/13/2012	60,000(4)	$1,177,200
	8/30/2013	15,569	46,705(5)	$22.04	08/30/2018	8/30/2013	25,729(4)	$504,803
	8/08/2014	—	57,657(6)	$22.748	8/08/2019	8/08/2014	42,311(7)	$830,142
Charles F. Wagner, Jr.	8/10/2010	3,000	—	$13.52	08/10/2020	8/02/2012	44,014(8)	$863,555
	1/05/2011	6,000	—	$16.09	01/05/2021	8/30/2013	19,294(4)	$378,548
	1/05/2012	3,960	2,040(3)	$12.77	01/05/2022	8/08/2014	25,895(7)	$508,060
	8/13/2012	3,300	1,700(3)	$12.06	08/13/2022
	8/30/2013	11,675	35,023(5)	$20.04	08/30/2023
	8/08/2014	—	49,400(6)	$20.68	8/08/2024
Mark R. Munch	11/01/2010	60,000	15,000(3)	$14.80	11/01/2020	5/07/2013	16,000(7)	$313,920
	8/30/2013	15,059	45,177(5)	$20.04	08/30/2023	8/08/2014	16,925(7)	$332,069
	8/08/2014	—	32,288(6)	$20.68	8/08/2024
Juergen Srega	4/03/2013	18,000	72,000(6)	$18.57	04/03/2023	4/03/2013	17,232(7)	$338,092
	8/08/2014	—	25,369(6)	$20.68	8/08/2024	8/08/2014	13,298(7)	$260,907
Thomas W. Bachmann	8/19/2013	2,850	8,550(5)	$19.56	8/19/2023	8/19/2013	11,200(7)	$219,744
	8/08/2014	—	11,227(6)	$20.68	8/08/2024	8/08/2014	13,700(7)	$268,794

(1)
The amounts in this column were calculated by multiplying $19.62, the closing price of our common stock on the Nasdaq Global Select Market as of December 31, 2014, by the number of unvested shares.

(2)
In addition to the awards reported for equity securities of Bruker Corporation, Dr. Laukien held options to purchase 10,000 shares of BEST, which options were fully vested as of December 31, 2014. The BEST options have an exercise price of $3.50 per share and expire October 1, 2019.

(3)
The options become exercisable in 2015 on the anniversary of the grant date.

(4)
The unvested shares of restricted stock vest in equal annual installments on the anniversary of the grant date in 2015, 2016 and 2017.

(5)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2015, 2016 and 2017.

(6)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2015, 2016, 2017 and 2018.

(7)
The unvested shares of restricted stock vest in equal annual installments on the anniversary of the grant date in 2015, 2016, 2017 and 2018.

(8)
The unvested shares of restricted stock vest in equal annual installments on the anniversary of the grant date in 2015 and 2016.

 2014 Option Exercises and Stock Vested

        The following table provides information regarding the number of shares acquired by our named executive officers upon the vesting of restricted stock awards and the value realized at that time before payment of any applicable withholding taxes and brokerage commission. None of our named executive officers exercised options during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Frank H. Laukien	28,577	573,770
Charles F. Wagner, Jr.	28,439	627,671
Juergen Srega	4,308	100,075
Mark R. Munch	4,000	82,400
Thomas W. Bachmann	2,800	57,120

(1)
Represents the aggregate value of shares vested in 2014 based on the closing price of Bruker Corporation common stock as of the date of vesting or, if the NASDAQ Global Select Market was closed on such date, the next trading date thereafter. As of December 31, 2014, our named executive officers continued to hold all of the shares reported as acquired upon vesting in 2014, except that 13,538 of the shares reported as acquired by Mr. Wagner, with an aggregate value of $298,794, were withheld to satisfy tax withholding obligations upon vesting.

Pension Benefits

        Retirement Plan for Mr. Srega.    A personal pension scheme established for Mr. Srega's benefit, which was in part carried forward from his former employer, is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment. The personal pension scheme has three components: a contribution-based plan of Bruker Daltonik GmbH (the "Bruker Daltonik Plan"); a pension fund guarantee (the "Guarantee Plan"); and a cash value life insurance policy (the "Life Insurance Policy"). The Bruker Daltonik Plan provides for monthly Company contributions in the amount of €5,500 (approximately $80,223 per year) and a lifetime monthly retirement benefit based on the value of accumulated capital beginning at age 67 or a lump-sum payment. In the event of termination of employment or death prior to age 67, the Bruker Daltonik Plan provides for a reduced benefit to be determined based on the cash assets of the plan at such time. Mr. Srega may also elect to receive a reduced benefit beginning at age 62 in the event of early retirement. The Guarantee Plan provides an inflation hedge and an additional monthly retirement benefit, commencing December 1, 2019, with an annually increasing benefit based on Guarantee Plan earnings or, at Mr. Srega's election, a lump-sum payment. The Guarantee Plan is funded by annual Company contributions during the term of employment in amounts which increase annually by the same percentage as the upper earnings limit established under German law for pension insurance contributions. In the event of death prior to December 1, 2019, the Guarantee Plan provides for a lump-sum payment in an amount to be determined based on the plan assets at such time. In the event of death on or after December 1, 2019, benefits will terminate effective November 30, 2024. If Mr. Srega's employment terminates prior to the eligible retirement age, Mr. Srega may elect to continue funding through personal contributions or the Guarantee Plan may be transferred to a subsequent employer. Under the Life Insurance Policy, which matures on November 1, 2019, Mr. Srega is entitled to receive at the earlier of death or maturity a payment in the amount €53,028 (approximately $64,455), adjusted for increases in the value of accumulated surplus and reserves, if any. In the event Mr. Srega's employment terminates prior to the maturity date, other than by reason of death, the Life Insurance Policy and continued funding obligations are to be transferred Mr. Srega. Amounts payable in euros are converted to U.S. dollars at the average midpoint conversion rate of €1.0=$1.2155 as of December 31, 2014. Mr. Srega may also make voluntary contributions to the personal pension scheme during the term of his employment.

        Swiss Pension Plan.    As an employee of our BioSpin AG subsidiary in Switzerland, Mr. Bachmann is eligible to participate in a defined benefit plan available to all employees of our subsidiaries in Switzerland, which we refer to as the Swiss Pension Plan. Mr. Bachmann participates in the plan on the same terms and conditions as all other Swiss employees and does not receive any additional supplemental executive pension contributions. The Swiss Pension Plan is a cash balance based pension arrangement, under which we contribute an annual amount based on a percentage of salary and the participant's age. Employees may also make contributions based on a percentage of salary and age. Additionally, participants are allocated annual savings and interest credits based on age and account value, respectively. Payments to participants are based on accumulated capital in the participant's plan account and may be taken as a lump sum or annuity at normal retirement, beginning at age 65. Participants may also elect to receive a reduced benefit beginning at age 58 in the event of early retirement. In the event of premature death and disability, the Swiss Pension Plan also provides for payments in the form of an annuity based on a percentage of the participant's salary or as a lump-sum based on accumulated plan account assets.

        Information about our contributions to the personal pension scheme of Mr. Srega and the Swiss Pension Plan in which Mr. Bachmann is a participant is provided in the Summary Compensation Table above under the column entitled "All Other Compensation" and the related footnotes.

2014 Pension Benefits Table

        The following table provides information about the estimated present value of accumulated benefits for Mr. Bachmann under the Swiss Pension Plan. The amount reported as the present value of accumulated benefit represents the U.S. dollar equivalent of the present value of the accumulated pension benefit in Swiss Francs, based on the average midpoint conversion rate of CHF 1.0 =$1.0106 as of December 31, 2014.

Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit ($)
Thomas W. Bachmann(1)	Swiss Pension Plan	1.33	$89,461

(1)
The number of years of credited service is equal to Mr. Bachmann's length of service with the Company. The amount reported as the present value of accumulated benefits represents the U.S. dollar equivalent of the present value of the accumulated pension benefit in Swiss Francs, based on the average midpoint conversion rate of CHF 1.0 =$1.0106 as of December 31, 2014. The reported amount includes 2014 contributions made by Mr. Bachmann of $23,902, which amounts are included in the "Salary" column in the Summary Compensation Table.

        The calculation of actuarial present value in the table above is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected without consideration of compensation increases or pre-retirement mortality. Specifically, present value amounts were determined based on a discount rate of 1.10% and an expected return on plan assets of 2.90%. Further information on our accounting for pension plans may be found in Note 13 to our 2014 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2015. No payments were made to Mr. Bachmann under the Swiss Pension Plan during 2014. Further information on the Swiss Pension Plan is included above under the heading "Pension Benefits—Retirement Plan."

 2014 Non-Qualified Deferred Compensation Table

        The following table provides information about 2014 activity relating to the personal pension scheme established for Mr. Srega. All amounts reported are as of December 31, 2014 and are converted from euros to U.S. dollars at the 2014 average midpoint conversion rate of €1.0 =$1.3295.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Juergen Srega	0	88,412	(8,259)	320,794

(1)
The reported amount is included in the "All Other Compensation" column in the Summary Compensation Table.

(2)
The reported amount includes earnings attributable to plan assets amounts contributed by Mr. Srega and Mr. Srega's former employer, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013.

(3)
The reported amount includes $5,977 reported as 2013 compensation in the "Salary" column in the Summary Compensation Table, which was contributed by Mr. Srega from fiscal year 2013 compensation. Also included in the reported amount is the value of contributions to and earnings on amounts contributed by Mr. Srega and Mr. Srega's former employer prior to his employment with the Company, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013.

        There were no withdrawals or distributions from Mr. Srega's personal pension scheme during 2014. Further information on the personal pension scheme established for Mr. Srega is included above under the heading "Pension Benefits—Retirement Plan."

 Potential Payments upon Termination or Change-in-Control

        The following information describes and quantifies certain compensation and benefits that would have been payable under existing agreements, plans, and arrangements if the named executive officer's employment had terminated on December 31, 2014, given his compensation and service levels as of that date. These benefits are in addition to the benefits to which the named executive officer was already entitled or in which he was vested as of such date, as well as certain benefits that are generally available to salaried employees. Due to the number of factors that affect the nature and amount of the compensation and benefits potentially payable upon the events described below, any amounts actually paid or distributed may be different than those shown in the table. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date and the exercise of discretion by the Board or Compensation Committee regarding the payment of compensation and benefits.

        Severance Benefits.    The cash severance benefits contained in the employment agreements for Messrs. Wagner and Srega, and the amounts each of those named executive officers would be paid in connection with (a) a termination of the executive officer's employment within six months of a change in voting control of the Company or (b) in the case of Mr. Wagner only, termination without cause, if such termination had occurred on December 31, 2014 are described in the Compensation and Discussion & Analysis section of this proxy statement under the heading "Employment Agreements,

Termination of Employment and Change in Control Arrangements." Other than as contained in those agreements, we do not have arrangements with any of our other executive officers, including Dr. Laukien, Dr. Munch and Mr. Bachmann, which provide cash severance benefits in the event of termination of employment or a change in control of the Company.

        Equity Awards.    The unvested equity awards held by each of the named executive officers as of December 31, 2014 are described above in the 2014 Outstanding Equity Awards table. We made each of those stock option and restricted awards pursuant to our 2010 Incentive Compensation Plan. In accordance with that plan and our related award agreements, except as noted below, no accelerated vesting of stock options or restricted stock awards would have occurred as of December 31, 2014 in the event of a voluntary termination by a named executive officer or an involuntary termination by us, whether with or without cause. Generally, upon termination of employment, (a) any unvested restricted stock is forfeited and (b) the participant has a period of 90 days from termination to exercise any vested option awards (or, if earlier, until the option expiration date). However, in the event of termination for cause, including as a result of dishonesty with respect to the Company or any of its affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with Company's published policies generally applicable to all employees or conduct materially harmful to the business of the Company or any of its affiliates, all vested and unexercised options are forfeited immediately upon termination. Additionally, in the event of death or disability of a plan participant, including any named executive officer, (a) any unvested restricted stock will become vested and (b) all vested stock options will remain exercisable for a period of 90 days following such event (or, if earlier, until the stock option expiration date).

        The Compensation Committee has discretion to revise or amend outstanding equity awards and may, at its discretion, accelerate vesting of any unvested option or restricted stock awards, including in connection with a "Change in Control" of the Company, as defined in our 2010 Incentive Compensation Plan. Under that plan, a "Change in Control" occurs if: (a) within one year of any merger, consolidation, sale of a substantial part of the Company's assets, or contested election, the persons who were directors of the Company immediately before such transaction cease to constitute a majority of the board of directors of the Company or its successor to the Company; (b) if, as a result of any such transaction, the Company does not survive as an entity, or its shares are changed into the shares of another corporation unless the stockholders of the Company immediately prior to the transaction own a majority of the outstanding shares of such other corporation immediately following the transaction; (c) any person or group who owned less than twenty percent of the outstanding common stock of the Company at the time of adoption of the 2010 Incentive Compensation Plan acquires ownership of fifty percent or more of the Company's outstanding common stock; (d) the dissolution or liquidation of the Company is approved by its stockholders; or (e) the members of the board of directors as of the date the 2010 Incentive Compensation Plan was adopted cease to represent at least two-thirds of the Board, subject to certain exceptions.

        The values of (i) unvested in-the-money stock options and that would have been received by each of the named executive officers in the event the Compensation Committee chose to accelerate the vesting of outstanding option awards upon a Change in Control, assuming the Change in Control was effective December 31, 2014 and (ii) unvested restricted stock that would have been received by each of the named executive officers in the event (a) the Compensation Committee chose to accelerate the vesting of outstanding restricted stock awards upon a Change in Control, assuming the Change in Control was effective December 31, 2014 or (b) of the death or disability of the respective named executive officer are set forth in the following table. All calculations are based on a price per share equal to the NASDAQ Global Select Market closing price of $19.62 per share on December 31, 2014.

Name	Unvested In-the-Money Stock Options ($)	Unvested Restricted Stock ($)
Frank H. Laukien	21,806	2,512,145
Charles F. Wagner, Jr.	26,826	1,750,163
Juergen Srega	75,600	598,999
Mark R. Munch	72,300	645,989
Thomas W. Bachmann	513	488,538

        Retirement Plans.    The retirement plans provided for Mr. Srega and Mr. Bachmann are described under the heading "Pension Benefits" above. In the event of termination of employment as of December 31, 2014 by reason of death, Mr. Srega's beneficiary would be entitled to receive an estimated lump-sum payment of $283,236, which amount is payable in euros and converted to U.S. dollars based on the average midpoint conversion rate of €1.0 =$1.2155 as of December 31, 2014.

        In the event of termination of employment as of December 31, 2014, other than for reason of death or disability, Mr. Bachmann would be entitled to receive a lump-sum payment of vested benefits in the amount of $38,207. In the event of disability as of December 31, 2014, Mr. Bachmann would be entitled to receive an annual disability pension in the amount of $65,689. In the event of death, Mr. Bachmann's beneficiary would be entitled to estimated annual survivor benefits of $39,413. Amounts reported for Mr. Bachmann, which are payable in Swiss Francs, are converted to U.S. dollars based on the average midpoint conversion rate of CHF 1.0 =$1.0106 as of December 31, 2014.

RELATED PERSONS TRANSACTIONS

Review and Approval of Transactions with Related Persons

        We have adopted a written Related Person Transactions Policy that prohibits transactions involving the Company and any related person, except in accordance with the policy. For purposes of this policy, related persons include (a) our executive officers, directors, director nominees or greater than 5% shareholders, or any of their immediate family members and (b) any firm, academic entity or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has more than a 10% beneficial ownership interest. The Related Person Transactions Policy applies to any transaction or series of transactions, other than product or service sales or purchases entered into in the ordinary course of business involving aggregate amounts of less than $50,000 annually, in which the Company is a participant and in which any related person has a direct or indirect interest.

        Our Related Person Transactions Policy provides for standing pre-approval of certain categories of transactions with related persons, including:

  •
  transactions involving indebtedness for ordinary business travel and expense payments and similar indebtedness transactions arising in the ordinary course of business;

  •
  transactions in which a related person's interest arises solely from the ownership of a class of the Company's equity securities and in which all holders receive proportional benefits;

  •
  transactions involving compensation to executive officers approved by the Compensation Committee; and

  •
  transactions involving compensation to directors for services as a director of the Company.

        Under our Related Person Transactions Policy, any related person transaction not in one of the preceding categories must be submitted to our Chief Financial Officer for review and approval. Related person transactions involving amounts of $500,000 or less, as well as all product or service sales and purchases in the ordinary course of business, are subject solely to review and approval, ratification, amendment, termination or rescission by our Chief Financial Officer. Any transaction in excess of $500,000, other than a transaction involving product or service sales or purchases in the ordinary course of business, must be forwarded to the Audit Committee for review and approval, ratification, amendment, termination or rescission, at the discretion of the Audit Committee. In reviewing such transactions, our Chief Financial Officer or Audit Committee, as applicable, evaluates all material facts relating to the transaction and takes into account, among other factors deemed appropriate, the related person's relationship to the Company and interest in the transaction, the terms of the transaction, including its aggregate value, whether the transaction is in the best interests of the Company, the impact on a director's independence in the event the related person is a director, a family member of a director, or an entity in which a director is a partner, shareholder or executive officer and, if applicable, the availability of other sources of comparable products or services and whether the transaction is on terms comparable to the terms available to an unrelated third party. Neither the Chief Financial Officer nor any member of the Audit Committee may participate in the review of any transaction involving such person or any of his or her immediate family members.

        Our Chief Financial Officer must report to the Audit Committee any approval or other action taken with respect to a related party transaction at or prior to the next audit committee meeting following such approval or other action. Additionally, Company management must provide to the Audit Committee an annual report of any amounts paid or payable to, or received or receivable from, any related person. The Audit Committee is responsible for reviewing such reports and may make inquiries or take such actions as it deems appropriate upon consideration of all of the relevant facts and circumstances.

Transactions with Related Persons

        Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Frank Laukien. During 2014, Dr. Frank Laukien was paid $368,800 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals.

        Our Bruker Optics subsidiary rents various office space from Dr. Dirk Laukien, a director and employee of the Company until July 10, 2012 and half-brother of Dr. Frank Laukien, under lease agreements pursuant to which Dr. Dirk Laukien was paid $490,000 in 2014. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Dirk Laukien. During 2014, Dr. Dirk Laukien was paid $368,800 as a beneficiary of the trusts. Dr. Dirk Laukien is also a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2014, Dr. Dirk Laukien was paid $121,894 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Joerg C. Laukien, a director of the Company, is Executive Chairman of Bruker BioSpin Corporation. During 2014, Joerg Laukien earned aggregate cash compensation of 225,000 euros in salary, or $297,000 based on a conversion rate of €1.00 = $1.329, which represents the 2014 average midpoint rate as published on www.oanda.com and was also provided the use of an automobile valued at $12,447.

        Isolde Laukien-Kleiner is the stepmother of Dr. Frank Laukien and Mr. Joerg Laukien and the mother of Dr. Dirk Laukien. With Dr. Dirk Laukien, Ms. Laukien-Kleiner is a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During

2014, Ms. Laukien-Kleiner was paid $365,682 under that agreement. Ms. Laukien-Kleiner is party to an additional lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2014, Ms. Laukien-Kleiner was paid $250,446 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Dr. Gilles Martin, a director of the Company, is the Chairman, Chief Executive Officer and controlling shareholder of the Eurofins Scientific Group, a provider of analytical testing services, and a director of various of its affiliates. During 2014, the Company received approximately $1.9 million from, and paid approximately $0.1 million to, entities affiliated with the Eurofins Scientific Group in connection with purchases and sales of goods and services entered into in the normal course of business. We believe that the terms of such transactions are comparable to those that would have been reached by unrelated parties in arm's-length transactions. We expect to engage in similar commercial transactions with affiliates of the Eurofins Scientific Group during fiscal 2015.

        Dr. William Linton, a director of the Company, is the Chairman, President and Chief Executive Officer of Promega Corporation, a life science supply company. Mr. Chris van Ingen, a director of the Company, is also a director of Promega Corporation. During 2014, the Company received approximately $0.9 million from Promega Corporation from sales of goods entered into in the normal course of business. We believe that the terms of such transactions are comparable to those that would have been reached by unrelated parties in arm's-length transactions. We expect to engage in similar commercial transactions with Promega Corporation during fiscal 2015.

        Dr. Mieke Hamester, the wife of Bruker CALID Group President Juergen Srega, is employed by our Bruker Daltonik GmbH subsidiary as the Director of Small Molecule Pharma & CRO. During 2014, in her role as the Director of the ICP-MS business, Dr. Hamester earned total cash compensation of $390,608, consisting of base salary in the amount of $122,979, an annual cash incentive bonus of $21,660 (paid in March 2015) and a special bonus of $245,969 for her contributions towards the closing of the divesture of the ICP-MS product line of the CAM division (base salary and special bonus amounts are based on payments in euros converted to U.S. dollars at a conversion rate of €1.00 = $1.3295, which represents the 2014 average midpoint rate as published on www.oanda.com; annual cash incentive bonus amount is based on payment in euros converted to U.S. dollars at a conversion rate of €1.00 = $1.0830, which is the average midpoint rate for March 2015 as published on www.oanda.com). She also received a bonus payment in the amount of $19,800, which was earned in 2013 but paid in 2014. Her ongoing compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities. Dr. Hamester continues to be an employee of Bruker Daltonik GmbH and, other than with respect to the special incentive bonus payment awarded in 2014, she may receive compensation and other benefits in 2015 in amounts similar to those she received during 2014.

        Richard M. Stein, a director of the Company until May 2014, is a partner of Nixon Peabody LLP, a law firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Nixon Peabody LLP for services provided to the Company and its affiliates in 2014 totaled $2.4 million. Mr. Stein also serves as the secretary of each of the Company, Bruker BioSpin Corporation, Bruker AXS, Bruker Daltonics, Bruker Optics, BEST and Bruker Nano, Inc.

        Bernhard Wangler, a director of the Company until May 2014, is a principal of Kanzlei Wangler, a German audit and tax advisory firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Kanzlei Wangler for services provided to the Company and its affiliates in 2014 totaled $130,547.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of the outstanding common stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2014, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2014, with the exception of one transaction reported in a late Form 4 filing by Mr. Wagner due to an administrative error.

 AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the board of directors in fulfilling its oversight responsibilities by reviewing Bruker Corporation's financial reporting process on behalf of the board. Management is responsible for Bruker Corporation's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP ("Ernst & Young"), Bruker Corporation's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker Corporation's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker Corporation's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and Ernst & Young, among other things, the scope of the audit to be performed, the results of the audit performed, Ernst & Young's evaluation of Bruker Corporation's internal control over financial reporting and the independent registered public accounting firm's fees for the services performed. Management represented to the Audit Committee that Bruker Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker Corporation's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

        The Audit Committee also discussed with Ernst & Young other matters required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight (PCAOB), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Ernst & Young also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young the registered public accounting firm's independence from Bruker Corporation and considered the compatibility of non-audit services with Ernst & Young's independence.

        Based on the Audit Committee's discussion with management and Ernst & Young, and the Audit Committee's review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the board that that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission and selected Ernst & Young LLP as the independent registered public accounting firm for Bruker Corporation, subject to shareholder ratification, for 2015.

        Submitted by the Audit Committee of Bruker Corporation's Board of Directors.

Brenda J. Furlong, Chair Richard A. Packer Chris van Ingen

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Fees billed to the Company by its independent registered public accounting firm for fiscal years 2013 and 2014, all of which were approved by the Audit Committee, were comprised of the following:

        Audit Fees.    Ernst & Young's fees for its audit of the Company's annual consolidated financial statements, including the integrated audit of internal control over financial reporting, its review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings for 2013 and 2014 were $5,214,252 and $5,431,280, respectively.

        Audit-Related Fees.    Ernst & Young billed us $2,000 in 2013 and $3,000 in 2014 for audit-related services.

        Tax Fees.    Ernst & Young fees for tax services provided to us, including tax compliance, tax advice and planning, totaled $1,029,472 in 2013 and $176,611 in 2014.

        All Other Fees.    In 2013 and 2014, no fees for services other than as indicated above were billed to us by Ernst & Young.

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and non-audit services proposed to be performed by the Company's independent registered public accounting firm do not impair the auditor's independence from the Company, the Audit Committee has adopted, and the board of directors has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the PCAOB's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has been our independent registered public accounting firm since 1998, and has been selected by the Audit Committee of the board of directors as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Although the Company is not required to seek stockholder approval of this appointment, the board of directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of Ernst & Young is expected to be present at the 2015 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2015.

 STOCKHOLDER COMMUNICATIONS

        The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Stein, the Secretary of the Company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker Corporation in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2016 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 16, 2015.

        Additionally, under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered notice to Bruker Corporation (containing certain information specified in the bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

OTHER MATTERS

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

VOTING PROXIES

        The board of directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the board of directors' recommendations.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

April 14, 2015

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Please indicate if you plan to attend this meeting. For address changes/comments, mark here. (see reverse for instructions) ! ! ! Yes No THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M87026-P63467 ! ! ! 01) Marc A. Kastner 02) Gilles J. Martin 03) Richard D. Kniss 04) Joerg C. Laukien 05) William A. Linton 06) Chris van Ingen 1. Election of two Class II directors to serve for a two-year term expiring in 2017. Election of four Class III directors to serve for a three-year term expiring in 2018. Nominees: Nominees: The Board of Directors recommends you vote FOR each of the nominees listed below: ! ! ! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when calling and then follow the instructions. VOTE BY MAIL Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BRUKER CORPORATION 2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015. NOTE: The undersigned also authorizes the named Proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote FOR proposal 2.

M87027-P63467 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank H. Laukien and Charles F. Wagner, Jr., or either of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 20, 2015, and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned acknowledges receipt of the notice of the 2015 Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in Proposal 1 and "FOR" Proposal 2, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the named Proxies on any other matter that may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side

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BRUKER CORPORATION 40 Manning Road Billerica, MA 01821 (978) 663-3660
BRUKER CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
BRUKER CORPORATION PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
CORPORATE INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD LEADERSHIP STRUCTURE
BOARD MEETINGS, COMMITTEES AND COMPENSATION
DIRECTOR NOMINATIONS
ROLE OF THE BOARD IN RISK OVERSIGHT
COMPENSATION OF DIRECTORS
2014 Director Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
2014 Cash Incentive Targets
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY OF EXECUTIVE COMPENSATION
Summary Compensation Table
2014 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2014
2014 Option Exercises and Stock Vested
Pension Benefits
2014 Pension Benefits Table
2014 Non-Qualified Deferred Compensation Table
Potential Payments upon Termination or Change-in-Control
RELATED PERSONS TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER COMMUNICATIONS
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
VOTING PROXIES